AGREEMENT AND PLAN OF MERGER

dated as of June 22, 2008

by and among

REPUBLIC SERVICES, INC.,

RS MERGER WEDGE, INC.

and

ALLIED WASTE INDUSTRIES, INC.

i

EXHIBIT A  REPUBLIC CHARTER AMENDMENT

EXHIBIT B  NEW REPUBLIC BY-LAWS

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2008 (this “Agreement”), is by and among Republic Services, Inc., a Delaware corporation (“Republic”), RS Merger Wedge, Inc., a Delaware corporation and a wholly owned subsidiary of Republic (“Merger Sub”), and Allied Waste Industries, Inc., a Delaware corporation (“Allied”).

RECITALS

WHEREAS, the respective boards of directors of each of Republic and Allied have determined that a business combination between Republic and Allied is fair to and in the best interests of their respective companies and stockholders and accordingly have approved and declared advisable this Agreement and the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the combination of Republic and Allied shall be effected by the terms of this Agreement through the Merger;

WHEREAS, in furtherance of the foregoing, the Board of Directors of each of Republic, Allied and Merger Sub has approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of capital stock of Allied issued and outstanding immediately prior to the Effective Time (as defined below) will be converted into the right to receive shares of capital stock of Republic as set forth herein;

WHEREAS, Republic, in its capacity as sole stockholder of Merger Sub, has agreed to approve and adopt this Agreement and the Merger by written consent in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement;

WHEREAS, Republic and Allied desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 6.02(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Allied” has the meaning set forth in the preamble hereto.

“Allied Accounts Receivables Facility” has the meaning set forth in Section 7.11(b).

“Allied By-laws” means the by-laws of Allied, as amended to the date of this Agreement.

“Allied Charter” means the certificate of incorporation of Allied, as amended to the date of this Agreement.

“Allied Common Stock” means the common stock, par value $0.01 per share, of Allied.

“Allied Convertible Debt” means the 4.25% Senior Subordinated Convertible Debentures due 2034 of Allied.

“Allied Convertible Debt Indenture” means that certain Indenture dated as of April 20, 2004, between Allied and U.S. Bank, National Association, as Trustee, including all amendments thereto and all supplements thereto, as the same may be amended, modified, supplemented, restated, renewed or refinanced from time to time.

“Allied Covered Contract” has the meaning set forth in Section 6.01(a)(x).

“Allied Credit Facility” means the senior secured credit facility governed by the Credit Agreement, dated as of July 21, 1999, as amended and restated as of March 21, 2005, with JPMorgan Chase Bank, N.A., Citicorp North America, Inc, UBS Securities LLC, Credit Suisse First Boston, acting through its Cayman Islands Branch, Wachovia Bank, National Association, Deutsche Bank Trust Company Americas, Fleet National Bank and the lenders party thereto, as amended November 14, 2005, March 30, 2006, July 26, 2006 and March 28, 2007, as the same may be amended, modified, supplemented, restated, renewed or refinanced from time to time.

“Allied Disclosure Schedule” means the disclosure schedule delivered by Allied to Republic concurrently with the execution of this Agreement.

“Allied DSU” means each Allied RSU that is deferred pursuant to the terms of any deferred compensation plan of Allied or any Allied Subsidiary.

“Allied Equity Award” means an Allied Stock Option, Allied Restricted Share, Allied RSU or Allied DSU.

“Allied Financial Statements” means the consolidated financial statements of Allied and the Allied Subsidiaries included in each of Allied’s Annual Report on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2007, Allied’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 or any Allied SEC Document filed with the SEC after the date hereof, including in the case of year-end statements the report of the independent auditors thereon and in each case the footnotes thereto.

“Allied Plans” has the meaning set forth in Section 4.10(a).

“Allied Preferred Stock” means the preferred stock, par value $0.10 per share, of Allied.

“Allied Recommendation” has the meaning set forth in Section 7.02(a).

“Allied Restricted Share” means each share of restricted Allied Common Stock granted under a Allied Stock Plan.

“Allied RSU” means each restricted stock unit granted under an Allied Stock Plan.

“Allied SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by Allied since December 31, 2005.

“Allied Stock Awards” has the meaning set forth in Section 2.06(b).

“Allied Stock Option” means any option to purchase Allied Common Stock granted under an Allied Stock Plan.

“Allied Stock Plans” means Allied’s: Amended and Restated 1991 Incentive Stock Plan; Amended and Restated 2006 Incentive Stock Plan; 1994 Amended and Restated Non-Employee Director Stock Option Plan; and 2005 Non-Employee Director Equity Compensation Plan.

“Allied Stockholder Approval” has the meaning set forth in Section 4.04(c).

“Allied Stockholder Meeting” has the meaning set forth in Section 7.02(a).

“Allied Subsidiaries” means the Subsidiaries of Allied.

“Antitrust Division” has the meaning set forth in Section 7.04(a).

“Antitrust Law” means The Sherman Antitrust Act, as amended, The Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Applicable Tax Law” means any applicable Law relating to Taxes (including regulations and other official pronouncements of any Governmental Entity charged with interpreting such applicable Law).

“A-Sub” means Allied Waste North America, Inc., a Delaware corporation.

“A-Sub Senior Notes Indenture” means that certain Indenture dated as of December 23, 1998, among A-Sub, Allied, various Subsidiaries of Allied, and U.S. Bank Trust, National Association, as Trustee, including all amendments thereto and all supplements thereto, as the same may be amended, modified, supplemented, restated, renewed or refinanced from time to time.

“B-Sub” means Browning-Ferris Industries, LLC (f/k/a Browning-Ferris Industries, Inc.), a Delaware limited liability corporation.

“B-Sub Indenture” means the Restated Indenture dated as of September 1, 1991, between B-Sub and JPMorgan Chase Bank, N.A. (formerly Chase Bank of Texas, N.A.), as successor trustee to First City, Texas-Houston, N.A., including all amendments thereto and supplements thereto, as the same may be amended, modified, supplemented, restated, renewed or refinanced from time to time.

“Board of Directors” means, as to any Person, the board of directors of such Person.

“Burdensome Condition” has the meaning set forth in Section 7.04(c).

“Business Day” means any day, other than (a) any Saturday or Sunday or (b) any other day on which banks in the City of New York are authorized or required by Law to be closed for business.

“Certificate” or “Certificates” has the meaning set forth in Section 2.05(a).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Change in Allied Recommendation” has the meaning set forth in Section 7.02(a).

“Change in Republic Recommendation” has the meaning set forth in Section 7.02(b).

“Change in Recommendation” means a Change in Allied Recommendation or a Change in Republic Recommendation.

“Changing Party” has the meaning set forth in Section 6.02(f).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in the recitals hereto.

“Confidentiality Agreement” means the confidentiality agreement, dated March 25, 2008, between Allied and Republic, as amended.

“Consent” means any consent, approval, license, Permit, Order or authorization.

“Continuation Dates” has the meaning set forth in Section 7.09(a).

“Continuing Allied Directors” has the meaning set forth in Section 7.14(e).

“Continuing Republic Directors” has the meaning set forth in Section 7.14(e).

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, instrument or other binding arrangement (whether written or oral).

“Covered Employees” has the meaning set forth in Section 7.09(a).

“Current Premium” has the meaning set forth in Section 7.06(b).

“DGCL” has the meaning set forth in the recitals hereto.

“Debt Financing” has the meaning set forth in Section 7.11(b).

“Effective Time” has the meaning set forth in Section 2.02.

“Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to the impacts of Hazardous Materials on human health, safety and welfare, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, injunctions, liens, institutional or engineering controls, use restrictions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Laws, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, in each case to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit or order or agreement with any Governmental Entity or other Person or which relates to any environmental, health or safety condition, violation of any Environmental Laws or a Release or threatened Release of Hazardous Materials, including any actual or alleged liability arising from a Release of Hazardous Materials for personal liability, property damage, natural resource damages or environmental response actions.

“Environmental Permits” means any Permit required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.04(a).

“Expenses” has the meaning set forth in Section 10.03(d)(ii).

“FTC” has the meaning set forth in Section 7.04(a).

“Filed Allied SEC Documents” means all Allied SEC Documents (excluding for purposes hereof the contents of exhibits thereto) that were filed with or furnished to the SEC and publicly available prior to the date of this Agreement.

“Filed Republic SEC Documents” means all Republic SEC Documents (excluding for purposes hereof the contents of exhibits thereto) that were filed with or furnished to the SEC and publicly available prior to the date of this Agreement.

“Form S-4” has the meaning set forth in Section 4.07.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, court, agency, department, division, commission, body or other legislative, executive or judicial governmental entity, including any subdivision thereof.

“Hazardous Materials” means any material, substance or waste that is (i) regulated, monitored or subject to reporting under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances, or (ii) a basis for potential liability to any Government Entity or third party under any Environmental Law.

“Hedging Agreement” means any Interest Rate Protection Agreement or commodity price protection agreement or other commodity price hedging arrangement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Parties” has the meaning set forth in Section 7.06(a).

“Indentures” means the Allied Convertible Debt Indenture, the A-Sub Senior Notes Indenture and the B-Sub Indenture.

“Insiders” has the meaning set forth in Section 7.10.

“Intellectual Property” means all intellectual property rights, including patents, proprietary inventions, technology, discoveries, processes, formulae and know-how, copyrights and rights in copyrightable works (including software, databases, software applications and code, computer systems and networks, website content, and related documentation), trademarks, service marks, trade names, logos, domain names, trade dress and other source indicators, trade secrets, confidential and proprietary customer data and other confidential and proprietary information.

“Interest Rate Protection Agreement” means any interest rate protection agreement or foreign currency exchange agreement or other interest or currency exchange rate hedging agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 7.01.

“Knowledge” means (i) with respect to Allied, the actual knowledge of John Zillmer, Donald Slager, Peter Hathaway, Timothy Donovan, Edward Evans and John Quinn and (ii) with respect to Republic, the actual knowledge of James O’Connor, Tod Holmes, Michael Cordesman, David Barclay and Brian Bates.

“Laws” means all federal, state, local or foreign laws, common law, statutes, ordinances, codes, rules, regulations, Orders and decrees of Governmental Entities.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.06(a).

“Material Adverse Effect” means, with respect to either party, any change, event or occurrence that has a material adverse effect on the assets and liabilities (taken as a whole), financial condition or business of that party and of its Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event or occurrence resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such conditions do not affect that party or any of its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the same industry); (ii) changes in general legal, tax, regulatory, political or business conditions in the jurisdictions in which that party or any of its Subsidiaries operates (provided that such conditions do not affect that party or any of its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the same industry); (iii) general market or economic conditions in the industry in which that party or any of its Subsidiaries operates (provided that such conditions do not affect that party or any of its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the same industry); (iv) actions contemplated by the parties in connection with this Agreement; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by the other party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with lenders, investors, venture partners or employees (provided that a negative impact on relationships with customers or vendors, taken as a whole, may be taken into account in determining whether a Material Adverse Effect has occurred) (and provided, further that the exception in this clause (v) shall not affect the representations and warranties of (A) Allied in Section 4.05 or (B) Republic in Section 5.05, as applicable); (vi) changes after the date of this Agreement in applicable United States or foreign, federal, state or local Law or interpretations thereof (provided that such changes do not affect that party or any of its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the same industry); (vii) changes in generally accepted accounting principles or the interpretation thereof; (viii) any action taken pursuant to or in accordance with this Agreement or at the request or with the consent of the other party; (ix) any failure by that party to meet any projections, guidance, estimates, forecasts or milestones or financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (x) any Proceeding arising from or relating to the Merger or the transactions contemplated by this Agreement; (xi) a decline in the price of that party’s Common Stock (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Material Adverse Effect has occurred); (xii) labor conditions in the industry in which that party or any of its Subsidiaries operates (provided that such conditions do not affect that party or any of its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the same industry); and (xiii) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of an y such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (provided that such conditions do not affect that party or any of its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other companies operating in the same industry); and provided, in the event any such change, event or occurrence identified in subsection (i), (ii), (iii), (vi), (xii) or (xiii) does adversely affect a party or its Subsidiaries in a materially disproportionate manner (after giving effect to the impact of such change, event or occurrence at the level of impact generally experienced by other companies operating in the same industry), such change, event or occurrence shall be considered in determining whether a Material Adverse Effect has occurred only to the extent of the disproportionate impact on the party and its Subsidiaries, taken as a whole.

“Material Allied Contracts” means any of the following Contracts: (a) those Contracts which are filed as exhibits to the Allied SEC Documents; (b) those franchise Contracts pursuant to which Allied or any Allied Subsidiaries generated an aggregate of $5,000,000 or more in revenues during the twelve-month period immediately preceding the date hereof; and/or (c) the Material Allied Real Property Leases.

“Material Allied Leased Real Property” has the meaning set forth in Section 4.16(a).

“Material Allied Owned Real Property” means any parcel of real estate owned by Allied or any Allied Subsidiary being operated as a landfill site as of the date hereof having a size of five hundred (500) acres or more.

“Material Allied Real Property” has the meaning set forth in Section 4.16(a).

“Material Allied Real Property Lease” means any lease of real property providing for the payment by Allied or any Allied Subsidiaries of aggregate annual rental payments of $1,000,000 or more.

“Material Republic Contracts” means any of the following Contracts: (a) those Contracts which are filed as exhibits to the Republic SEC Documents; (b) those franchise Contracts pursuant to which Republic or any Republic

Subsidiaries generated an Aggregate of $5,000,000 or more in revenues during the twelve-month period immediately preceding the date hereof; and/or (c) the Material Republic Real Property Leases.

“Material Republic Leased Real Property” has the meaning set forth in Section 5.16(a).

“Material Republic Owned Real Property” means any parcel of real estate owned by Republic or any Republic Subsidiary being operated as a landfill site as of the date hereof having a size of five hundred (500) acres or more.

“Material Republic Real Property” has the meaning set forth in Section 5.16(a).

“Material Republic Real Property Lease” means any lease of real property providing for the payment by Republic or any Republic Subsidiary of aggregate annual rental payments of $1,000,000 or more.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.04(a).

“Merger Sub Common Stock” has the meaning set forth in Section 5.03(b).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“New Benefit Plans” has the meaning set forth in Section 7.09(a).

“New Republic By-laws” has the meaning set forth in Section 3.05.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction affecting such Person or any of its properties.

“ordinary and usual course of business” means an action taken by a Person that is in the ordinary course of business of such Person and consistent with the past practices of such Person or with reasonable practices in the industry in which the Person operates.

“Other Allied Equity Award” means an award under any Allied Stock Plan other than a Allied Restricted Share, Allied Stock Option or Allied RSU.

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“party” has the meaning set forth in the recitals hereto.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any license, franchise, permit, consent, variance, exemption, approval, order, certificate, certification, registration, authorization, declaration or filing.

“Permitted Liens” means, as to a Person, (a) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (b) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed, (c) Liens securing any indebtedness of the Person or its Subsidiaries existing on the date of this Agreement or any refinancing thereof or any indebtedness not prohibited to be incurred by the Person or any of its Subsidiaries under the terms of this Agreement and (d) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Person and its Subsidiaries, taken as a whole, to conduct business as currently conducted.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization or other entity or Governmental Entity.

“Proceedings” means any action, arbitration, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental

Entity or arbitrator, including receipt of any notice of violation or potential liability or sanctions under any Environmental Laws.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” has the meaning set forth in Section 6.02(a).

“Republic” has the meaning set forth in the preamble hereto.

“Republic Board” means the Board of Directors of Republic.

“Republic By-laws” means the by-laws of Republic, as amended to the date of this Agreement.

“Republic Charter” means the certificate of incorporation of Republic, as amended to the date of this Agreement.

“Republic Charter Amendment” has the meaning set forth in Section 3.04.

“Republic Common Stock” means the common stock, par value $0.01 per share, of Republic.

“Republic Covered Contract” has the meaning set forth in Section 6.01(b)(x).

“Republic Credit Facility” means the unsecured revolving credit facility governed by the Credit Agreement, dated as of April 26, 2007, among Republic, Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC and Suntrust Banc, Banc of America Securities LLC and Citigroup Global Markets Inc. and the lenders party thereto, as the same may be amended, modified, supplemented, restated, renewed or refinanced from time to time.

“Republic DSU” means each deferred stock unit granted under a Republic Stock Plan.

“Republic Disclosure Schedule” means the disclosure schedule delivered by Republic to Allied concurrently with the execution of this Agreement.

“Republic Equity Award” means a Republic Stock Option, Republic Restricted Share, Republic RSU or Republic DSU.

“Republic Financial Statements” means the consolidated financial statements of Republic and the Republic Subsidiaries included in each of Republic’s Annual Report on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2007, Republic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 or any Republic SEC Document filed with the SEC after the date hereof, including in the case of year-end statements the report of the independent auditors thereon and in each case the footnotes thereto.

“Republic Plans” has the meaning set forth in Section 5.10(a).

“Republic Recommendation” has the meaning set forth in Section 7.02(b).

“Republic Restricted Shares” means each share of restricted Republic Common Stock granted under a Republic Stock Plan.

“Republic RSU” means each restricted stock unit or deferred stock unit granted under a Republic Stock Plan.

“Republic SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by Republic since December 31, 2005.

“Republic Share Issuance” means the issuance of shares of Republic Common Stock to holders of Allied Common Stock as a result of the Merger pursuant to the terms and subject to the conditions of this Agreement.

“Republic Stock Option” means any option to purchase Republic Common Stock granted under a Republic Stock Plan.

“Republic Stock Plan” means either the Republic 1998 Stock Incentive Plan, as amended and restated March 6, 2002, or 2007 Stock Incentive Plan, as amended.

“Republic Stockholder Approval” has the meaning set forth in Section 5.04(c).

“Republic Stockholder Meeting” has the meaning set forth in Section 7.02(b).

“Republic Subsidiaries” means the Subsidiaries of Republic.

“Regulatory Divestiture” has the meaning set forth in Section 7.04(c).

“Restraints” has the meaning set forth in Section 8.01(c).

“Sarbanes-Oxley” has the meaning set forth in Section 4.13(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16 Information” has the meaning set forth in Section 7.10.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, or any successor thereto.

“Stock Transfer Tax” means any Tax which is attributable only to the transfer of Allied Common Stock pursuant to this Agreement, and not including any Tax measured by the income or gain of the transferor of such stock.

“Stockholder Approval” means the Republic Stockholder Approval in the case of Republic and the Allied Stockholder Approval in the case of Allied.

“Stockholder Vote Option” has the meaning set forth in Section 6.02(f).

“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Superior Proposal” has the meaning set forth in Section 6.02(b)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means (i) all federal, state, local, provincial and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Tax Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax including the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Termination Fee” has the meaning set forth in Section 10.03(d)(iii).

“Third Party” has the meaning set forth in Section 6.02(a).

“Uncertificated Shares” has the meaning set forth in Section 2.05(a).

“Voting Allied Debt” means any bonds, debentures, notes or other indebtedness of Allied or any Allied Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Allied may vote.

“Voting Republic Debt” means any bonds, debentures, notes or other indebtedness of Republic or any Republic Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Republic may vote.

“Voting Stock” of any Person means capital stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“WARN Act” means The Workers Adjustment and Retraining Notification Act or any similar Law of any state.

ARTICLE II

THE MERGER

Section 2.01  The Merger.

(a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Allied in accordance with the DGCL, at which time the separate existence of Merger Sub shall cease, and Allied shall be the surviving corporation (the “Surviving Corporation”), and shall be a wholly owned, direct subsidiary of Republic.

(b) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Allied and Merger Sub, all as provided under the DGCL.

Section 2.02  Effective Time.  At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by and executed and completed in accordance with the relevant provisions of the DGCL and make all other filings or recordings required by the DGCL to effect the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as Republic and Allied mutually agree and specify in the Certificate of Merger).

Section 2.03  Closing.  Upon the terms and subject to the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than two (2) Business Days, after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that by their nature, cannot be satisfied until the Closing), or such other time and date that the parties agree to in writing. The Closing shall be held at the offices of Akerman Senterfitt, One Southeast Third Avenue, 25th Floor, Miami, Florida 33131, unless another place is agreed to in writing by the parties hereto.

Section 2.04  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof;

(a) except as otherwise provided in Section 2.04(b), each share of Allied Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 0.45 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Republic Common Stock (together with the cash in lieu of fractional shares of Republic Common Stock as provided in Section 2.07, the “Merger Consideration”);

(b) each share of Allied Common Stock held by Allied, any Allied Subsidiary, Republic or any Republic Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereof in accordance with this Article II; and

(c) each share of common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05  Surrender and Payment.

(a) Prior to the Effective Time, Republic and Allied shall appoint a mutually acceptable agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing, immediately prior to the Effective Time, outstanding shares of Allied Common Stock (the “Certificates”) or (ii) uncertificated shares of Allied Common Stock outstanding immediately prior to the Effective Time (the “Uncertificated Shares”). Republic shall (x) deposit with the Exchange Agent, to be held in trust for the holders of Allied Common Stock, certificates (if such shares shall be certificated) representing shares of Republic Common Stock issuable pursuant to Section 2.04 in exchange for outstanding shares of Allied Common Stock and (y) make available to the Exchange Agent, when and as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.07 and any dividends or other distributions pursuant to Section 2.05(f), in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Promptly (but in any event within five (5) Business Days) after the Effective Time, Republic shall send, or shall cause the Exchange Agent to send, to each holder of shares of Allied Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or the documentation required by Section 2.09) or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Allied Common Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal (or the documentation required by Section 2.09), or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.04 and any dividends or other distributions payable to such holder pursuant to Section 2.05(f).  The shares of Republic Common Stock constituting part of such Merger Consideration, at Republic’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Allied Common Stock or it otherwise required under applicable Law. As a result of the Merger, at the Effective Time, all shares of Allied Common Stock shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable pursuant to Section 2.05(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any Stock Transfer Tax or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At the Effective Time, there shall be no further registration of transfers of shares of Allied Common Stock that were outstanding prior to the Merger. If, after the Effective Time, Certificates or Uncertificated Shares are

presented to Republic, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of shares of Allied Common Stock twelve (12) months after the Effective Time shall be returned to Republic, upon demand, and any such holder who has not exchanged Certificates or Uncertificated Shares, as the case may be, for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Republic for payment of the Merger Consideration, and any dividends and distribution with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Republic shall not be liable to any holder of shares of Allied Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Allied Common Stock six years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Republic, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to Republic Common Stock with a record date after the Effective Time, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any unsurrendered Certificate or any Uncertificated Share not transferred, until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Republic have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions, payable with respect to that number of whole shares of Republic Common Stock to which such Person is entitled pursuant to Section 2.04, with a record date after the Effective Time and previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions, payable with respect to that number of whole shares of Republic Common Stock to which such Person is entitled pursuant to Section 2.04, with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.06  Equity Awards.

(a) The terms of each outstanding Allied Stock Option, whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Allied Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions (including vesting requirements on any Allied Stock Option, but taking into account any acceleration of Allied Equity Awards pursuant to any Allied Stock Plan or applicable award agreement, employment agreement or other similar agreement governing the terms of such award) as were applicable under such Allied Stock Option, the number of whole shares of Republic Common Stock equal to the number of shares of Allied Common Stock subject to such Allied Stock Option multiplied by the Exchange Ratio (rounded to the nearest whole share), at a price per share of Republic Common Stock equal to (i) the exercise price per share of Allied Common Stock otherwise purchasable pursuant to such Allied Stock Option divided by (ii) the Exchange Ratio, rounded to the nearest whole cent; provided that the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 409A of the Code and for any Allied Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 424 of the Code. Other than as provided in this Section 2.06, the terms of the Allied Stock Options shall remain subject to any existing conditions or limitations, with Republic assuming the obligations and succeeding to the rights of Allied with respect to such Allied Stock Options.

(b) Except as otherwise provided in Section 2.07, at the Effective Time, each Allied Restricted Share, Allied RSU or Allied DSU that is outstanding immediately prior to the Effective Time (collectively, the “Allied Stock Awards”) shall by virtue of the Merger be converted into a restricted share, restricted stock unit or deferred restricted stock unit, respectively, on the same terms and conditions (including applicable vesting requirements and deferral provisions, but taking into account any acceleration of Allied Equity Awards pursuant to any Allied Stock Plan or applicable award agreement, employment agreement or other similar agreement governing the terms of such award) as applied to each such Allied Stock Award immediately prior to the Effective Time, with respect to the number of shares of Republic Common Stock that is equal to the number of shares of Allied Common Stock subject to such Allied Stock Award multiplied by the Exchange Ratio (rounded to the nearest whole share). Republic shall assume the obligations and succeed to the rights of Allied with respect to such Allied Stock Awards.

(c) Prior to the Effective Time, Allied shall (i) use all commercially reasonable efforts to obtain any consents from holders of Allied Equity Awards granted under Allied’s equity or compensation plans or other arrangements and (ii) make any amendments to the terms of such equity or compensation plans or other arrangements that are necessary to give effect to the adjustments contemplated by this Section 2.06.

(d) Prior to the Effective Time, Republic shall take such actions as are necessary for the assumption of Allied Equity Awards pursuant to this Section 2.06, including the reservation, issuance and listing of Republic Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.06.  As soon as practicable after the Effective Time, Republic shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Republic Common Stock subject to the Allied Equity Awards and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Allied Equity Awards (and to maintain the current status of the prospectus contained therein) for so long as such Allied Equity Awards remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act where applicable, Republic shall use all commercially reasonable efforts to administer Allied Equity Awards assumed by Republic pursuant to this Section 2.06 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such Allied Equity Awards complied with such rule prior to the Merger.

Section 2.07  Fractional Shares.  No certificates, scrip or shares of Republic Common Stock representing fractional shares of Republic Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights as a stockholder of Republic by virtue of such fractional share interests. All fractional shares of Republic Common Stock that a holder of shares of Allied Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Republic Common Stock on the NYSE on the first trading day immediately following the Effective Time by the fraction of a share of Republic Common Stock to which such holder would otherwise have been entitled. Republic shall deposit with the Exchange Agent the funds required to make the cash payments required by this Section 2.07 when and as needed.

Section 2.08  Withholding Rights.  Republic and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Republic or the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Republic or the Surviving Corporation made such deduction and withholding.

Section 2.09  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and if required by Republic, delivery by such Person of an agreement in form reasonably satisfactory to Republic or, as Republic may reasonably deem necessary, the posting by such Person of a bond, in such reasonable amount as Republic may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Allied Common Stock formerly represented by such Certificate, as contemplated by this Article II and any dividends or other distributions payable pursuant to Section 2.05(f).

Section 2.10  Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Republic or Allied shall occur by reason of any reclassification, recapitalization, stock split, reverse split, subdivision or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any amounts payable pursuant to Section 2.05(f) or Section 2.07 of this Agreement shall be appropriately adjusted.

ARTICLE III

THE SURVIVING CORPORATION; REPUBLIC BY-LAWS

Section 3.01  Certificate of Incorporation of the Surviving Corporation.  The Allied Charter shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

Section 3.02  By-laws of the Surviving Corporation.  The Allied By-laws shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.

Section 3.03  Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable laws, the directors and the officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

Section 3.04  Republic Charter Amendment.  If the Republic Stockholder Approval is obtained, Republic shall take all actions necessary and file all documents or instruments necessary to cause the Certificate of Amendment to the Republic Charter in the form of Exhibit A (the “Republic Charter Amendment”) to be effective at the Effective Time.

Section 3.05  By-laws of Republic.  Republic shall take all actions necessary to cause the by-laws of Republic at the Effective Time to be in the form of Exhibit B (the “New Republic By-laws”), subject to Section 7.14(d).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLIED

Except as set forth in any Filed Allied SEC Document (but only to the extent such disclosure does not constitute a “risk factor” under the heading “Risk Factors” or a “forward looking statement” in any such Filed Allied SEC Document) or in the Allied Disclosure Schedule (it being understood that if it is reasonably apparent that an item disclosed in one section or subsection of the Allied Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, such item shall be deemed to have been disclosed in such section or subsection of the Allied Disclosure Schedule from which such item is omitted), Allied represents and warrants to Republic as follows:

Section 4.01  Organization, Standing and Power.  Allied and each of the Allied Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is currently conducted, except for such failures to be so organized, existing or in good standing, or to have such power and authority, that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied. Allied and each Allied Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Allied. True and complete copies of the Allied Charter and the Allied By-laws as in effect immediately prior to the date hereof have been made available to Republic.

Section 4.02  Allied Subsidiaries.  Section 4.02 of the Allied Disclosure Schedule lists all of the Allied Subsidiaries as of the date hereof. Allied owns or has the right to acquire directly or indirectly each of the outstanding shares of capital stock of or a 100% ownership interest in, as applicable, each of the Allied Subsidiaries, free and clear of all Liens, except for Permitted Liens. Each of the outstanding shares of capital stock of each of the Allied Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable.

Section 4.03  Capital Structure.  The authorized capital stock of Allied consists of the following: (a) 525,000,000 shares of Allied Common Stock; and (b) 10,000,000 shares of Allied Preferred Stock. At the close of business on June 19, 2008, (i) 433,093,702 shares of Allied Common Stock and no shares of Allied Preferred Stock were issued and outstanding (excluding shares held by Allied in its treasury), (ii) 1,201,063 shares of Allied Common Stock were held by Allied in its treasury, (iii) 31,455,382 shares of Allied Common Stock were reserved for issuance under the Allied Plans (of which 20,380,462 shares of Allied Common Stock were subject to outstanding Allied Stock Options, Allied Restricted Shares, Allied RSUs or Allied DSUs) and (iv) 11,257,948 shares of Allied Common Stock were issuable upon conversion of the Allied Convertible Debt. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Allied are issued, reserved for issuance or outstanding. All outstanding shares of Allied Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Allied Charter, the Allied By-laws or any Contract to which Allied is a party or by which Allied is otherwise bound. Allied has made available to Republic a true and complete list, as of June 19, 2008, of all outstanding Allied Stock Options or other rights to purchase or receive shares of Allied Common Stock granted under the Allied Stock Plans, any other Allied Plan or otherwise by Allied or any of the Allied Subsidiaries, the number of shares of Allied Common Stock subject thereto and, if applicable, the expiration dates and exercise prices thereof. There are no preemptive or similar rights on the part of any holder of any class of securities of Allied or any Allied Subsidiary. Other than the Allied Convertible Debt, there is no Voting Allied Debt issued and outstanding. Other than as contemplated by this Section 4.03, changes since June 19, 2008 resulting from the exercise of Allied Stock Options, the vesting of Allied RSUs or Allied DSUs or from the issuance of Allied Stock Options, Allied RSUs, Allied DSUs or Allied Restricted Stock as permitted by Section 6.01(a), there are no (A) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Allied or any Allied Subsidiary is a party or by which any of them is bound (x) obligating Allied or any Allied Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Allied or any Allied Subsidiary or any Voting Allied Debt, (y) obligating Allied or any Allied Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Allied Common Stock, (B) outstanding contractual obligations of Allied or any Allied Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Allied or any Allied Subsidiary or (C) voting trusts or other agreements or understandings to which Allied or any of the Allied Subsidiaries is a party with respect to the voting or transfer of capital stock of Allied or any of the Allied Subsidiaries.

Section 4.04  Authorization; Validity of Agreement; Necessary Action.

(a) Allied has all requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Allied of this Agreement and the consummation by Allied of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Allied other than the receipt of the Allied Stockholder Approval, and except for the Allied Stockholder Approval in the case of the Merger, no other corporate action on the part of Allied is necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by Allied and constitutes (assuming the due authorization, execution and delivery by Republic and Merger Sub) the valid and binding obligation of Allied, enforceable against Allied in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) The Allied Board, at a meeting duly called and held prior to execution of this Agreement, unanimously: (i) approved and declared advisable this Agreement and the Merger; (ii) determined that this Agreement and the Merger are fair to and in the best interests of Allied and its stockholders; (iii) resolved to recommend that the holders of Allied Common Stock adopt this Agreement; and (iv) directed that this Agreement be submitted to the holders of the Allied Common Stock for their adoption at a meeting duly called and held for such purpose.

(c) Assuming the accuracy of the representations and warranties contained in Section 5.22, the only vote of holders of Allied Common Stock necessary to approve this Agreement and the transactions contemplated hereby is the adoption of this Agreement by the affirmative vote by the holders of at least a majority of the outstanding shares of Allied Common Stock (the “Allied Stockholder Approval”).

Section 4.05  No Conflicts; Consents.  The execution and delivery by Allied of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Allied or any Allied Subsidiary under, any provision of (a) the Allied Charter, the Allied By-laws or the comparable charter or organizational documents of any Allied Subsidiary, (b) any Material Allied Contract or (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Law applicable to Allied or any Allied Subsidiary or their respective properties or assets, other than, in the cases of clauses (b) or (c) above, any such items that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied. No Consent of, from or with any Governmental Entity is required to be obtained or made by or with respect to Allied or any Allied Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) compliance with the HSR Act, any other actions or Proceedings brought by any Governmental Entity or private party under the Antitrust Laws or any consent decree with a Governmental Entity binding on Allied or any Allied Subsidiary under the Antitrust Laws, (ii) the filing with the SEC of such reports under Section 13 or Section 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Allied is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, (v) any required filings with or Consents from (1) applicable Governmental Entities with respect to any Environmental Laws, (2) public service commissions, (3) public utility commissions or (4) any state, county or municipal Governmental Entity, (vi) such other Consents as are set forth in Section 4.05 of the Allied Disclosure Schedule and (vii) such Consents which, if not made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allied.

Section 4.06  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Allied has timely filed with or furnished to the SEC, as applicable, all Allied SEC Documents. As of its respective date, each Allied SEC Document (including any financial statements or schedules included therein) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Allied SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Allied SEC Document has been revised or superseded by a later filed Allied SEC Document, none of the Allied SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the Allied Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by Law) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the consolidated financial position of Allied and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Allied and the Allied Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or reserved against in the Allied Financial Statements, (ii) incurred in the ordinary and usual course of business since December 31, 2007 or in connection with this Agreement or the Merger or (iii) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied.

(d) Neither Allied nor any Allied Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Allied and any of the Allied Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Allied or any Allied Subsidiary in Allied’s or such Subsidiary’s published financial statements or any of the Allied SEC Documents.

Section 4.07  Information Supplied.  None of the information supplied or to be supplied by Allied for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Republic in connection with the issuance of Republic Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or at the time any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Allied’s stockholders or at the time of the Allied Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Allied makes no representation or warranty with respect to statements made in or omitted from the Form S-4 or the Joint Proxy Statement/Prospectus relating to Republic or its Affiliates based on information supplied by Republic or its Affiliates for inclusion or incorporation by reference in the foregoing documents.

Section 4.08  Absence of Certain Changes or Events.  Since December 31, 2007, Allied and the Allied Subsidiaries have conducted their businesses only in the ordinary and usual course of business, and there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Allied.

Section 4.09  Taxes.

(a) Each of Allied and the Allied Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

(b) No deficiency with respect to Taxes has been proposed, asserted or assessed against Allied or any of the Allied Subsidiaries that has not previously been paid.

(c) The Federal income Tax Returns of Allied and each of the Allied Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1997. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Allied nor any of the Allied Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two year period ending on the Closing Date.

(e) No audit or Proceedings are pending with any Governmental Entity with respect to Taxes or Tax Returns of Allied or any of the Allied Subsidiaries and no written notice thereof has been received.

(f) Allied has made available to Republic true and complete copies of (i) all income and franchise Tax Returns of Allied and the Allied Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Allied or any of the Allied Subsidiaries.

(g) Neither Allied nor any of its Affiliates has taken or agreed to take (or failed to so take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither Allied nor any Allied Subsidiary has engaged in a transaction that would be reportable by or with respect to Allied or any Allied Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(i) Allied and the Allied Subsidiaries have withheld (or will withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or will timely pay) to the appropriate Tax Authority, all material amounts required to be withheld from such Persons in accordance with Applicable Tax Law.

Section 4.10 Benefit Plans.

(a) Section 4.10(a) of the Allied Disclosure Schedule sets forth a true and complete list of “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, policies, agreements or arrangements, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, employee loans, salary continuation, health insurance and life insurance plans, policies, agreements or arrangements with respect to which Allied or any of the Allied Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of Allied, any ERISA Affiliate of Allied, or any of the Allied Subsidiaries, other than a Multiemployer Plan (collectively, the “Allied Plans”). Section 4.10(a) of the Allied Disclosure Schedule separately sets forth each Allied Plan which is subject to Title IV of ERISA or is or has been subject to Sections 4063 or 4064 of ERISA. No Allied Plan has any unfunded liabilities which are not reflected on Allied Financial Statements or the books and records of Allied. No Allied Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(b) True and complete copies of the following documents with respect to each of the Allied Plans have been made available to Republic by Allied to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all material non-written Allied Plans.

(c) The Allied Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d) Each Allied Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code. To the Knowledge of Allied, no event has occurred and no condition exists that could reasonably be expected to affect adversely the tax-qualified status of such Allied Plan or the tax-exempt status of any trust which forms a part thereof.

(e) With respect to any Multiemployer Plan to which Allied or any of the Allied Subsidiaries has an obligation to contribute or with respect to which Allied or any of the Allied Subsidiaries otherwise has liability, (i) Allied, any ERISA Affiliate of Allied, and the Allied Subsidiaries have made all required contributions to such plan in accordance with the applicable collective bargaining agreement, (ii) neither Allied, any ERISA Affiliate of Allied, nor any of the Allied Subsidiaries has received any notice that the Multiemployer Plan is insolvent or is in reorganization, (iii) none of Allied, any ERISA Affiliate of Allied, nor any of the Allied Subsidiaries has withdrawn from any such Multiemployer Plan (whether a complete or partial withdrawal) within the six- (6-) year period ending on the Closing Date, and (iv) to the Knowledge of Allied, no such Multiemployer Plan is in “endangered” or “critical” status, as such terms are defined in Section 432 of the Code.

(f) All contributions required to have been made under any of the Allied Plans or by Law (without regard to any waivers granted under Section 412 of the Code) have been timely made.

(g) There are no pending Proceedings arising from or relating to the Allied Plans (other than routine benefit claims), nor does Allied have any Knowledge of facts that would form the basis for any such Proceeding, in either case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Allied.

(h) None of the Allied Plans provide for post-employment life insurance or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary or as may be required by applicable state continuation coverage Law.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or payments contemplated by the Allied Plans will (i) result in any material payment becoming due to any employee of Allied or any of the Allied Subsidiaries, (ii) increase any benefits otherwise payable under any of the Allied Plans, (iii) result in the acceleration of the time of payment of or vesting of any rights with respect to such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any of the Allied Plans.

(j) Any individual who performs services for Allied or any of the Allied Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of Allied or any of the Allied Subsidiaries for Federal income tax purposes by Allied is not an employee for such purposes.

Section 4.11  Employment and Labor Matters.  None of the employees of Allied or any of the Allied Subsidiaries is represented in his or her capacity as an employee of Allied or any of the Allied Subsidiaries by any labor organization. Neither Allied nor any of the Allied Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of Allied or any of the Allied Subsidiaries, nor has Allied or any of the Allied Subsidiaries entered into any agreement recognizing any labor organization as the bargaining agent of any employees of Allied or any of the Allied Subsidiaries. Neither Allied nor any Allied Subsidiary has entered into or is in the process of negotiating any neutrality agreement or agreement with similar effect with any labor organization. There is no union organization activity involving any of the employees of Allied or any of the Allied Subsidiaries pending or, to the Knowledge of Allied, threatened, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Allied. There is no picketing pending or, to the Knowledge of Allied, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Allied or any of the Allied Subsidiaries pending or, to the Knowledge of Allied, threatened that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Allied. There are no complaints, charges or claims against Allied or any of the Allied Subsidiaries pending or, to the Knowledge of Allied, threatened that could be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to employment Laws or to the employment or termination of employment or failure to employ by Allied or any of the Allied Subsidiaries, of any individual that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Allied. Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied, Allied and the Allied Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, whistleblower statutes, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. Since December 31, 2005, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act or similar state or local Laws) with respect to Allied or any of the Allied Subsidiaries.

Section 4.12  Litigation.  Except for such Orders or Proceedings that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied, there are (a) no continuing

Orders to which Allied or any Allied Subsidiary is a party or by which any of their respective properties or assets are bound, and (b) no Proceedings pending and for which service of process has been made against Allied or any Allied Subsidiary or, to the Knowledge of Allied, threatened or pending against Allied or any Allied Subsidiary.

Section 4.13  Compliance with Applicable Laws.

(a) Since December 31, 2005, (i) the business of Allied and each Allied Subsidiary has been conducted in compliance with all applicable Laws and Orders, except for such noncompliance that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Allied, and (ii) neither Allied nor any Allied Subsidiary has received written notice to the effect that any individual or Governmental Entity claimed or alleged that Allied or any Allied Subsidiary was not in compliance in all material respects with all Laws applicable to Allied or any Allied Subsidiary, any of their respective properties or other assets or any of their respective businesses or operations.

(b) Except for matters that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Allied, (i) Allied and each Allied Subsidiary holds all Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, and (ii) Allied and each Allied Subsidiary is in compliance with the terms of such Permits, except for such matters for which Allied or any Allied Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Permit, but permits Allied or a Allied Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by Allied or an Allied Subsidiary. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit held by Allied or an Allied Subsidiary, except for such revocations or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allied.

(c) Allied and each of its officers and directors (with respect to his or her service as a director of Allied) are in compliance with, and have complied, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (“Sarbanes-Oxley”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Allied has previously disclosed to Republic any of the information required to be disclosed by Allied and certain of its officers to the Allied Board or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

(d) Allied has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Allied, including its consolidated Subsidiaries, is made known to Allied’s principal executive officer and principal financial officer by others within Allied and Allied Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting Allied’s principal executive officer and principal financial officer to material information required to be included in Allied’s periodic reports required under the Exchange Act.

(e) Allied has disclosed, based on its most recent evaluation prior to the date hereof, to Allied’s auditors and the audit committee of the Allied Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Allied’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Allied’s internal controls over financial reporting.

(f) As of the date hereof, Allied has not identified any material weaknesses in the design or operation of its internal controls over financial reporting. To the Knowledge of Allied, Allied’s auditors and its principal executive officer and its principal financial officer will be able to give the certifications and attestations required pursuant to Section 404 of Sarbanes-Oxley, without qualification, when next due.

Section 4.14  Contracts.

(a) Except for such Contracts that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied, neither Allied nor any of the Allied Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act that has not been so filed. Allied has provided to Republic true and correct copies of all material Hedging Agreements to which Allied or any Allied Subsidiary is a party as of the date of this Agreement.

(b) Neither Allied nor any of the Allied Subsidiaries is in violation of or in default under any Material Allied Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied; provided however, in addition to the foregoing, neither Allied nor any Allied Subsidiary is in default under any of the Indentures. Except for such conditions that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Allied or a Allied Subsidiary or, to the Knowledge of Allied, any other party thereto under any Material Allied Contract or result in a right of termination of any Material Allied Contract; provided, however, notwithstanding the foregoing, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default or event of default by Allied or an Allied Subsidiary under any of the Indentures.

(c) Except as would not reasonably be expected to be material to Allied and the Allied Subsidiaries, taken as a whole, neither Allied nor any Allied Subsidiary or any Affiliate of Allied, nor any of their respective directors, officers or key employees is subject to any Material Allied Contract which (i) restricts or prohibits Allied, any Allied Subsidiary or any Affiliate of Allied from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes or chemical, liquid or any other wastes, or (ii) restricts or prohibits Allied, any Allied Subsidiary or any Affiliate of Allied from engaging in any other line of business or competing in any geographic area. Except as would not reasonably be expected to be material to the Surviving Corporation and its Subsidiaries, taken as a whole, neither Allied nor any Allied Subsidiary is subject to any Material Allied Contract which contains a “most favored nation” provision to provide the other party to such Material Allied Contract pricing or other terms at least as favorable as those received by other third parties who have contracted with an Affiliate of such entity.

Section 4.15  Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Allied: (a) Allied and the Allied Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens (other than, with respect to Liens, licenses of Intellectual Property in the ordinary and usual course of business); (b) no Proceedings or investigations are pending and, to the Knowledge of Allied, no Proceedings or investigations are threatened (including in the form of cease and desist letters or written requests to take a license) against Allied or any of the Allied Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property used in the operation of their businesses as currently conducted; (c) to the Knowledge of Allied, the operation of Allied and the Allied Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other Person and, to the Knowledge of Allied, no other Person is infringing Allied’s or any of the Allied Subsidiaries’ Intellectual Property; (d) all material registrations and applications for patents, trademarks and copyrights owned by Allied or any of the Allied Subsidiaries are subsisting, have not been abandoned or cancelled, and to the Knowledge of Allied, all such registrations are valid and enforceable; and (e) Allied and the Allied Subsidiaries have taken all commercially reasonable steps to protect the Intellectual Property they own, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases.

Section 4.16  Real Estate.

(a) Section 4.16 of the Allied Disclosure Schedule sets forth as of the date hereof: (i) a list of all Material Allied Owned Real Property and (ii) a list of all Material Allied Real Property Leases, in each case setting forth: (a) the street address, if available, of each property covered thereby (the “Material Allied Leased Real Property”) and (b) the name of the company or division operating at such premises. The Material Allied Owned Real Property and the Material Allied Leased Real Property are collectively referred to herein as the “Material Allied Real Property”. Each of Allied and the Allied Subsidiaries has good title to, or valid leasehold interests in, the Material Allied Real Property except for Permitted Liens and defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Allied:

(i) all facilities located on Material Allied Real Property have received all approvals of applicable Governmental Entities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws;

(ii) there are no outstanding options or rights of first refusal to purchase the parcels of the Material Allied Owned Property, or any portion thereof or interest therein;

(iii) taken as a whole, all improvements and buildings on the Material Allied Real Property are in good repair and adequate for the use of such Material Allied Real Property in the manner in which presently used; and

(iv) with respect to the Material Allied Real Property Leases, (1) such leases are in full force and effect and are not subject to undisclosed amendments or modifications, (2) to the Knowledge of Allied, there is no breach or anticipated breach or default by any other party to such leases and (3) all rental and other payments due under each of the Material Allied Real Property Leases have been duly paid in accordance with the terms of such leases.

Section 4.17  Environmental Matters.  Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Allied, (i) each of Allied and the Allied Subsidiaries is, and has been, in compliance with all applicable Environmental Laws and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to interfere with such compliance in the future, (ii) there have been no Releases of Hazardous Substances at, from, to or under any real property currently owned, operated or leased by Allied or any of the Allied Subsidiaries, including any off-site migration, which would reasonably be expected to result in, or has resulted in, Allied or any of the Allied Subsidiaries incurring Environmental Liabilities, (iii) there is no investigation or Proceeding relating to or arising under Environmental Laws that is pending and, to the Knowledge of Allied, there is no investigation or Proceeding relating to or arising under Environmental Laws threatened against or affecting Allied or any of the Allied Subsidiaries or any real property currently owned, operated or leased by Allied or any of the Allied Subsidiaries which would reasonably be expected to result in, or has resulted in, Allied or any of the Allied Subsidiaries incurring Environmental Liabilities, (iv) since December 31, 2005, neither Allied nor any of the Allied Subsidiaries has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any known obligation, liability, order, settlement, judgment, injunction, decree, institutional or engineering control, use restriction, Lien or Order relating to or arising under any Environmental Laws, (v) no facts, circumstances or conditions exist with respect to Allied or any of the Allied Subsidiaries or any real property currently owned, operated or leased by Allied or any of the Allied Subsidiaries or any property to or at which Allied or any of the Allied Subsidiaries disposed of, transported or arranged for the disposal, transportation or treatment of Hazardous Materials that would reasonably be expected to result in Allied or any the Allied Subsidiaries incurring Environmental Liabilities, (vi) no real property currently owned, operated or leased by Allied or any of the Allied Subsidiaries is subject to any current, or to the Knowledge of Allied, threatened deed restriction, use restriction, institutional or engineering control or lien pursuant to any Environmental Laws, (vii) Allied and Allied Subsidiaries have obtained, or have filed timely applications for all Environmental Permits for their respective operations, (viii) Allied and Allied Subsidiaries are currently in compliance with all terms and conditions of such Environmental Permits, (ix) there are no Proceedings pending or, to the Knowledge of Allied, threatened to revoke, cancel or terminate such Environmental Permits, and Allied is not aware of any basis on which such Environmental Permits could not be renewed in the ordinary and usual course of business, (x) Allied and Allied Subsidiaries each has in full force and effect all financial assurances required under Environmental Laws, and (xi) Allied and Allied Subsidiaries do not reasonably expect that expenditures not otherwise reflected in the financial statements provided to Republic will be necessary for the operations, business and property of Allied and Allied Subsidiaries to maintain full compliance with Environmental Laws currently in effect.

Section 4.18  Brokers.  No broker, investment banker, financial advisor or other Person, other than UBS Investment Bank, the fees and expenses of which will be paid by Allied, and Moelis & Co., the fees and expenses of which will be paid by UBS Investment Bank or Allied, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Allied.

Section 4.19  Opinion of Financial Advisor.  The Allied Board has received the opinion of UBS Investment Bank, dated the date of this Agreement, that, as of such date, and subject to the limitations, qualifications and assumptions set forth in such opinion, the Exchange Ratio is, in the opinion of UBS Investment Bank, fair to Allied’s stockholders from a financial point of view.

Section 4.20  State Takeover Statutes.  The Allied Board has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Allied Board under the provisions of Section 203 of the DGCL such that, assuming the accuracy of the representations and warranties contained in Section 5.22, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) are not applicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.21  Rights Plan.  Neither Allied nor any of its Subsidiaries has adopted a stockholder rights plan or “poison pill.”

Section 4.22  Ownership of Republic Common Stock; Section 203 of the DGCL.  None of Allied or any of its respective Subsidiaries or Affiliates “owns” (as defined in Section 203 of the DGCL), any shares of capital stock of Republic. Allied is not, and at no time during the last three years has been, an “interested stockholder” of Republic as defined in Section 203 of the DGCL.

Section 4.23  Interests in Competitors.  Allied does not own any interest(s), nor do any of its respective Affiliates insofar as such Affiliate-owned interests would be attributed to Allied under the HSR Act or any other Antitrust Law, in any Person that is not an Allied Subsidiary and that derives a substantial portion of its revenues from a line of business within the principal lines of business of Republic or any Republic Subsidiary.

Section 4.24  Insurance.  All material insurance policies maintained by Allied and the Allied Subsidiaries, including property and casualty, excess liability, pollution and directors and officers liability insurance, provide insurance in such amounts and against such risks as the management of Allied reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither Allied nor any of the Allied Subsidiaries is in breach or default, and neither Allied nor any of the Allied Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of Allied and the Allied Subsidiaries, except for such breaches, defaults, terminations or modifications that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Allied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF REPUBLIC AND MERGER SUB

Except as set forth in any Filed Republic SEC Document (but only to the extent such disclosure does not constitute a “risk factor” under the heading “Risk Factors” or a “forward looking statement” in any such Filed Republic SEC Document) or in the Republic Disclosure Schedule (it being understood that if it is reasonably apparent that an item disclosed in one section or subsection of the Republic Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, such item shall be deemed to have been disclosed in such section or subsection of the Republic Disclosure Schedule from which such item is omitted), Republic and Merger Sub jointly and severally represent and warrant to Allied as follows:

Section 5.01  Organization, Standing and Power.  Republic and each of the Republic Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and conduct its business as it is currently conducted, except for such failures to be so organized, existing or in good standing, or to have such power and authority that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic. Republic and each Republic Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Republic. True and complete copies of the Republic Charter and the Republic By-laws as in effect immediately prior to the date hereof have been made available to Allied.

Section 5.02  Republic Subsidiaries.  Section 5.02 of the Republic Disclosure Schedule lists all of the Republic Subsidiaries as of the date hereof. Republic owns or has the right to acquire directly or indirectly each of the outstanding shares of capital stock of or a 100% ownership interest in, as applicable, each of the Republic Subsidiaries, free and clear of all Liens, except for Permitted Liens. Each of the outstanding shares of capital stock of each of the Republic Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable.

Section 5.03  Capital Structure.

(a) The authorized capital stock of Republic consists of the following: (a) 750,000,000 shares of Republic Common Stock; and (b) 50,000,000 shares of Republic Preferred Stock. At the close of business on May 31, 2008, (i) 196,683,156 shares of Republic Common Stock and no shares of Republic Preferred Stock were issued and outstanding, (ii) 14,894,412 shares of Republic Common Stock were held by Republic in its treasury, and (iii) 21,841,334 shares of Republic Common Stock were reserved for issuance under the Republic Plans (of which 9,114,157 shares of Common Stock were subject to outstanding Republic RSUs, Republic DSUs, Republic Stock Options and Republic Restricted Shares). Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Republic are issued, reserved for issuance or outstanding. All outstanding shares of Republic Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Republic Charter, the Republic By-laws or any Contract to which Republic is a party or by which Republic is otherwise bound. Republic has made available to Allied a true and complete list, as of May 31, 2008, of all outstanding Republic Stock Options or other rights to purchase or receive shares of Republic Common Stock granted under the Republic Stock Plans, any other Republic Plan or otherwise by Republic or any of the Republic Subsidiaries, the number of shares of Republic Common Stock subject thereto and, if applicable, the expiration dates and exercise prices thereof. There is no Voting Republic Debt issued and outstanding. There are no preemptive or similar rights on the part of any holder of any class of securities of Republic or any Republic Subsidiary. Other than as contemplated by this Section 5.03, changes since May 31, 2008 resulting from the exercise of Republic Stock Options or the vesting of Republic RSUs or Republic DSUs or from the issuance of Republic Stock Options, Republic RSUs, Republic DSUs or Republic Restricted Shares as permitted by Section 6.01(b), there are no (A) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Republic or any Republic Subsidiary is a party or by which any of them is bound (x) obligating Republic or any Republic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Republic or any Republic Subsidiary or any Voting Republic Debt, (y) obligating Republic or any Republic Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Republic Common Stock, (B) outstanding contractual obligations of Republic or any Republic Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of

Republic or any Republic Subsidiary or (C) voting trusts or other agreements or understandings to which Republic or any of the Republic Subsidiaries is a party with respect to the voting or transfer of capital stock of Republic or any of the Republic Subsidiaries.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”). All of the issued and outstanding shares of Merger Sub Common Stock are owned by Republic. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any Person, other than Republic.

Section 5.04  Authorization; Validity of Agreement; Necessary Action.

(a) Each of Republic and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Republic and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger; the Republic Share Issuance and the Charter Amendment, have been duly authorized by all necessary corporate action on the part of Republic and Merger Sub other than, as of the date hereof, the receipt of the Republic Stockholder Approval and adoption of this Agreement by Republic as the sole stockholder of Merger Sub, and except, as of the date hereof, for the Republic Stockholder Approval in the case of the Republic Share Issuance and the Charter Amendment and adoption of this Agreement by Republic as the sole stockholder of Merger Sub, no other corporate action on the part of Republic or Merger Sub is necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Republic and Merger Sub and constitutes (assuming the due authorization, execution and delivery by Allied) the valid and binding obligation of Republic and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) The Republic Board, at a meeting duly called and held prior to execution of this Agreement, unanimously: (i) approved and declared advisable the Republic Charter Amendment, this Agreement and the transactions contemplated hereby; (ii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Republic and its stockholders; and (iii) resolved to recommend that the holders of Republic Common Stock grant the Republic Stockholder Approval.

(c) Assuming the accuracy of the representations and warranties contained in Section 4.22, the only vote of holders of Republic Common Stock necessary to approve this Agreement and the transactions contemplated hereby is (i) the approval of the Republic Share Issuance by the affirmative vote of a majority of votes cast at the Republic Stockholder Meeting, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote at the Republic Stockholder Meeting and (ii) the approval of the Republic Charter Amendment by the affirmative vote of a majority of the shares of Republic Common Stock outstanding and entitled to vote thereon (collectively, the “Republic Stockholder Approval”).

(d) Immediately following the execution and delivery of this Agreement, Republic, in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement and the Merger, and such adoption is the only vote or approval of the holders of any class or series of the capital stock of Merger Sub which is necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

Section 5.05  No Conflicts; Consents.  The execution and delivery by Republic and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Republic or any Republic Subsidiary under, any provision of (a) the Republic Charter, the Republic By-laws or the comparable charter or organizational documents of any Republic Subsidiary, (b) any Material Republic Contract or (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Law applicable to Republic or any Republic Subsidiary or their respective properties or assets, other than, in the cases of clauses (b) or (c) above, any such items that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic. No Consent of, from or with any Governmental Entity is required to be obtained or made by or with respect to Republic or any Republic Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) compliance with the HSR Act, any other actions or Proceedings brought by any Governmental Entity or private party under the Antitrust Laws or any consent decree with a Governmental Entity binding on Republic or any Republic Subsidiary under the Antirust Laws (ii) the filing with the SEC of such reports under

Section 13 or Section 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Republic is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, (v) any required filings with or Consents from (1) applicable Governmental Entities with respect to Environmental Laws, (2) public service commissions, (3) public utility commissions or (4) any state, county or municipal Governmental Entity, (vi) such other Consents as are set forth in Section 5.05 of the Republic Disclosure Schedule and (vii) such Consents which, if not made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Republic.

Section 5.06  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Republic has timely filed with or furnished to the SEC, as applicable, all Republic SEC Documents. As of its respective date, each Republic SEC Document (including any financial statements or schedules included therein) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Republic SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Republic SEC Document has been revised or superseded by a later filed Republic SEC Document, none of the Republic SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the Republic Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by Law) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the consolidated financial position of Republic and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Republic and the Republic Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or reserved against in the Republic Financial Statements, (ii) incurred in the ordinary and usual course of business since December 31, 2007 or in connection with this Agreement or the Merger or (iii) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic.

(d) Neither Republic nor any Republic Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Republic and any of the Republic Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Republic or any Republic Subsidiary in Republic’s or such Subsidiary’s published financial statements or any of the Republic SEC Documents.

Section 5.07  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Republic or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4, or at the time any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Republic’s stockholders or at the time of the Republic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Republic and Merger Sub make no representation or warranty with respect to statements made in or omitted from the Form S-4 or the Joint Proxy Statement/Prospectus relating to Allied or its Affiliates based on information supplied by Allied or its Affiliates for inclusion or incorporation by reference in the foregoing documents.

Section 5.08  Absence of Certain Changes or Events.  Since December 31, 2007, Republic and the Republic Subsidiaries have conducted their businesses only in the ordinary and usual course of business, and there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Republic.

Section 5.09  Taxes.

(a) Each of Republic and the Republic Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

(b) No deficiency with respect to Taxes has been proposed, asserted or assessed against Republic or any of the Republic Subsidiaries that has not previously been paid.

(c) The Federal income Tax Returns of Republic and each of the Republic Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2004. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Republic nor any of the Republic Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two year period ending on the Closing Date.

(e) No audit or Proceedings are pending with any Governmental Entity with respect to Taxes or Tax Returns of Republic or any of the Republic Subsidiaries and no written notice thereof has been received.

(f) Republic has made available to Allied true and complete copies of (i) all income and franchise Tax Returns of Republic and the Republic Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of Republic or any of the Republic Subsidiaries.

(g) Neither Republic nor any of its Affiliates has taken or agreed to take (or failed to so take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither Republic nor any Republic Subsidiary has engaged in a transaction that would be reportable by or with respect to Republic or any Republic Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(i) Republic and the Republic Subsidiaries have withheld (or will withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or will timely pay) to the appropriate Tax Authority, all material amounts required to be withheld from such Persons in accordance with Applicable Tax Law.

Section 5.10  Benefit Plans.

(a) Section 5.10(a) of the Republic Disclosure Schedule sets forth a true and complete list of “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, policies, agreements or arrangements, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, employee loans, salary continuation, health insurance and life insurance plans, policies, agreements or arrangements with respect to which Republic or any of the Republic Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of Republic, any ERISA Affiliate of Republic, or any of the Republic Subsidiaries, other than a Multiemployer Plan (collectively, the “Republic Plans”). Section 5.10(a) of the Republic Disclosure Schedule separately sets forth each Republic Plan which is subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA. No Republic Plan has any unfunded liabilities which are not reflected on Republic Financial Statements or the books and records of Republic. No Republic Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(b) True and complete copies of the following documents with respect to each of the Republic Plans have been made available to Allied by Republic to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all material non-written Republic Plans.

(c) The Republic Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d) Each Republic Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code. To the Knowledge of Republic, no event has occurred and no condition exists that could reasonably be expected to affect adversely the tax-qualified status of such Republic Plan or the tax-exempt status of any trust which forms a part thereof.

(e) With respect to any Multiemployer Plan to which Republic or any of the Republic Subsidiaries has an obligation to contribute or with respect to which Republic or any of the Republic Subsidiaries otherwise has liability, (i) Republic, any ERISA Affiliate of Republic, and the Republic Subsidiaries have made all required contributions to such plan in accordance with the applicable collective bargaining agreement, (ii) neither Republic, any ERISA Affiliate of Republic, nor any of the Republic Subsidiaries has received any notice that the Multiemployer Plan is insolvent or is in reorganization, (iii) none of Republic, any ERISA Affiliate of Republic, nor any of the Republic Subsidiaries has withdrawn from any such Multiemployer Plan (whether a complete or partial withdrawal) within the six- (6-) year period ending on the Closing Date, and (iv) to the Knowledge of Republic, no such Multiemployer Plan is in “endangered” or “critical” status, as such terms are defined n Section 432 of the Code.

(f) All contributions required to have been made under any of the Republic Plans or by Law (without regard to any waivers granted under Section 412 of the Code) have been timely made.

(g) There are no pending Proceedings arising from or relating to the Republic Plans (other than routine benefit claims), nor does Republic have any Knowledge of facts that would form the basis for any such Proceeding, in either case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Republic.

(h) None of the Republic Plans provide for post-employment life insurance or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of

ERISA and at the expense of the participant or the participant’s beneficiary or as may be required by applicable state continuation coverage Law.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or payments contemplated by the Republic Plans will (i) result in any material payment becoming due to any employee of Republic or any of the Republic Subsidiaries, (ii) increase any benefits otherwise payable under any of the Republic Plans, (iii) result in the acceleration of the time of payment of or vesting of any rights with respect to such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any of the Republic Plans.

(j) Any individual who performs services for Republic or any of the Republic Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of Republic or any of the Republic Subsidiaries for Federal income tax purposes by Republic is not an employee for such purposes.

Section 5.11  Employment and Labor Matters.  None of the employees of Republic or any of the Republic Subsidiaries is represented in his or her capacity as an employee of Republic or any of the Republic Subsidiaries by any labor organization. Neither Republic nor any of the Republic Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of Republic or any of the Republic Subsidiaries, nor has Republic or any of the Republic Subsidiaries entered into any agreement recognizing any labor organization as the bargaining agent of any employees of Republic or any of the Republic Subsidiaries. Neither Republic nor any Republic Subsidiary has entered into or is in the process of negotiating any neutrality agreement or agreement with similar effect with any labor organization. There is no union organization activity involving any of the employees of Republic or any of the Republic Subsidiaries pending or, to the Knowledge of Republic, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Republic. There is no picketing pending or, to the Knowledge of Republic, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Republic or any of the Republic Subsidiaries pending or, to the Knowledge of Republic, threatened that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Republic. There are no complaints, charges or claims against Republic or any of the Republic Subsidiaries pending or, to the Knowledge of Republic, threatened that could be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment Laws or to the employment or termination of employment or failure to employ by Republic or any of the Republic Subsidiaries, of any individual that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Republic. Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic, Republic and the Republic Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN Act, collective bargaining, discrimination, civil rights, safety and health, whistleblower statutes, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. Since December 31, 2005, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act or similar state or local Laws) with respect to Republic or any of the Republic Subsidiaries.

Section 5.12  Litigation.  Except for such Orders or Proceedings that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic, there are (a) no continuing Orders to which Republic or any Republic Subsidiary is a party or by which any of their respective properties or assets are bound, and (b) no Proceedings pending and for which service of process has been made against Republic or any Republic Subsidiary or, to the Knowledge of Republic, threatened or pending against Republic or any Republic Subsidiary.

Section 5.13  Compliance with Applicable Laws.

(a) Since December 31, 2005, (i) the business of Republic and each Republic Subsidiary has been conducted in compliance with all applicable Laws and Orders, except for such noncompliance that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Republic; and (ii) neither Republic nor any Republic Subsidiary has received written notice to the effect that any individual or Governmental Entity claimed or alleged that Republic or any Republic Subsidiary was not in compliance in all material respects with all Laws applicable to Republic or any Republic Subsidiary, any of their respective properties or other assets or any of their respective businesses or operations

(b) Except for matters that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Republic, (i) Republic and each Republic Subsidiary holds all Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, and (ii) Republic and each Republic Subsidiary is in compliance with the terms of such Permits, except for such matters for which Republic or any Republic Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Permit, but permits Republic or a Republic Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by Republic or a Republic Subsidiary. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit held by Republic or a Republic Subsidiary, except for such revocations or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Republic.

(c) Republic and each of its officers and directors (with respect to his or her service as a director of Republic) are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Republic has previously disclosed to Allied any of the information required to be disclosed by Republic and certain of its officers to the Republic Board or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

(d) Republic has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Republic, including its consolidated Subsidiaries, is made known to Republic’s principal executive officer and principal financial officer by others within Republic and Republic Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting Republic’s principal executive officer and principal financial officer to material information required to be included in Republic’s periodic reports required under the Exchange Act.

(e) Republic has disclosed, based on its most recent evaluation prior to the date hereof, to the Republic’s auditors and the audit committee of the Republic Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Republic’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Republic’s internal controls over financial reporting.

(f) As of the date hereof, Republic has not identified any material weaknesses in the design or operation of its internal controls over financial reporting. To the Knowledge of Republic, Republic’s auditors and its principal executive officer and its principal financial officer will be able to give the certifications and attestations required pursuant to Section 404 of Sarbanes-Oxley, without qualification, when next due.

Section 5.14  Contracts.

(a) Except for such Contracts that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic, neither Republic nor any of the Republic Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act that has not been filed. Republic has provided Allied true and correct copies of all material Hedging Agreements to which Republic or any Republic Subsidiary is a party as of the date of this Agreement.

(b) Neither Republic nor any of the Republic Subsidiaries is in violation of or in default under any Material Republic Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic. Except for such conditions that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Republic or a Republic Subsidiary or, to the Knowledge of Republic, any other party thereto under any Material Republic Contract or result in a right of termination of any Material Republic Contract.

(c) Except as would not reasonably be expected to be material to Republic and the Republic Subsidiaries, taken as a whole, neither Republic nor any Republic Subsidiary or any Affiliate of Republic, nor any of their respective directors, officers or key employees is subject to any Material Republic Contract, other than the Republic Credit Facility, which (i) restricts or prohibits Republic, any Republic Subsidiary or any Affiliate of Republic from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes or chemical, liquid or any other wastes, or (ii) restricts or prohibits Republic, any Republic Subsidiary or any Affiliate of Republic from engaging in any other line of business or competing in any geographic area. Except as would not reasonably be expected to be material to the Surviving Corporation and its Subsidiaries, taken as a whole, neither Republic nor any Republic Subsidiary is subject to any Material Republic Contract which contains a “most favored nation” provision to provide the other party to such Material Republic Contract pricing or other terms at least as favorable as those received by other third parties who have contracted with an Affiliate of such entity.

Section 5.15  Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Republic: (a) Republic and the Republic Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens (other than, with respect to Liens, licenses of Intellectual Property in the ordinary and usual course of business); (b) no Proceedings or investigations are pending and, to the Knowledge of Republic, no Proceedings or investigations are threatened (including in the form of cease and desist letters or written requests to take a license) against Republic or any of the Republic Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property used in the operation of their businesses as currently conducted; (c) to the Knowledge of Republic, the operation of Republic and the Republic Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other Person and, to the Knowledge of Republic, no other Person is infringing Republic’s or any of the Republic Subsidiaries’ Intellectual Property; (d) all material registrations and applications for patents, trademarks and copyrights owned by Republic or any of the Republic Subsidiaries are subsisting, have not been abandoned or cancelled, and to the Knowledge of Republic, all such registrations are valid and enforceable; and (e) Republic and the Republic Subsidiaries have taken all commercially reasonable steps to protect the Intellectual Property they own, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases.

Section 5.16  Real Estate.

(a) Section 5.16 of the Republic Disclosure Schedule sets forth as of the date hereof: (i) a list of all Material Republic Owned Real Property and (ii) a list of all Material Republic Real Property Leases, in each case setting forth: (a) the street address, if available, of each property covered thereby (the “Material Republic Leased Real Property”) and (b) the name of the company or division operating at such premises. The Material Republic Owned Real Property and the Material Republic Leased Real Property are collectively referred to herein as the “Material Republic Real Property”. Each of Republic and the Republic Subsidiaries has good title to, or valid leasehold interests in, the Material Republic Real Property except for Permitted Liens and defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Republic:

(i) all facilities located on Material Republic Real Property have received all approvals of applicable Governmental Entities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws;

(ii) there are no outstanding options or rights of first refusal to purchase the parcels of the Material Republic Owned Real Property, or any portion thereof or interest therein;

(iii) taken as a whole, all improvements and buildings on the Material Republic Real Property are in good repair and adequate for the use of such Material Republic Real Property in the manner in which presently used; and

(iv) with respect to the Material Republic Real Property Leases, (1) such leases are in full force and effect and are not subject to undisclosed amendments or modifications, (2) to the Knowledge of Republic, there is no breach or anticipated breach or default by any other party to such leases and (3) all rental and other payments due under each of the Material Republic Real Property Leases have been duly paid in accordance with the terms of such leases.

Section 5.17  Environmental Matters.  Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Republic, (i) each of Republic and the Republic Subsidiaries is, and has been, in compliance with all applicable Environmental Laws and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to interfere with such compliance in the future, (ii) there have been no Releases of Hazardous Substances at, from, to or under any real property currently owned, operated or leased by Republic or any of the Republic Subsidiaries, including any off-site migration, which would reasonably be expected to result in, or has resulted in, Republic or any of the Republic Subsidiaries incurring Environmental Liabilities, (iii) there is no investigation or Proceeding relating to or arising under Environmental Laws that is pending and, to the Knowledge of Republic, there is no investigation or Proceeding relating to or arising under Environmental Laws threatened against or affecting Republic or any of the Republic Subsidiaries or any real property currently owned, operated or leased by Republic or any of the Republic Subsidiaries which would reasonably be expected to result in, or has resulted in, Republic or any of the Republic Subsidiaries incurring Environmental Liabilities, (iv) since December 31, 2005, neither Republic nor any of the Republic Subsidiaries has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any known obligation, liability, order, settlement, judgment, injunction, decree, institutional or engineering control, use restriction, Lien or Order relating to or arising under any Environmental Laws, (v) no facts, circumstances or conditions exist with respect to Republic or any of the Republic Subsidiaries or any real property currently owned, operated or leased by Republic or any of the Republic Subsidiaries or any property to or at which Republic or any of the Republic Subsidiaries disposed of, transported or arranged for the disposal, transportation or treatment of Hazardous Materials that would reasonably be expected to result in Republic or any the Republic Subsidiaries incurring Environmental Liabilities, (vi) no real property currently owned, operated or leased by Republic or any of the Republic Subsidiaries is subject to any current, or to the Knowledge of Republic, threatened deed restriction, use restriction, institutional or engineering control or lien pursuant to any Environmental Laws, (vii) Republic and Republic Subsidiaries have obtained, or have filed timely applications for all Environmental Permits for their respective operations, (viii) Republic and Republic Subsidiaries are currently in compliance with all terms and conditions of such Environmental Permits, (ix) there are no Proceedings pending or, to the Knowledge of Republic, threatened to revoke, cancel or terminate such Environmental Permits, and Republic is not aware of any basis on which such Environmental Permits could not be renewed in the ordinary and usual course of business, (x) Republic and Republic Subsidiaries each has in full force and effect all financial assurances required under Environmental Laws, and (xi) Republic and Republic Subsidiaries do not reasonably expect that expenditures not otherwise reflected in the financial statements provided to Republic will be necessary for the operations, business and property of Republic and Republic Subsidiaries to maintain full compliance with Environmental Laws currently in effect.

Section 5.18  Brokers.  No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Republic, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Republic or Merger Sub.

Section 5.19  Opinion of Financial Advisor.  The Republic Board has received the opinion of Merrill Lynch & Co., dated the date of this Agreement, that, as of such date, and subject to the limitations, qualifications and assumptions set forth in such opinion, the Exchange Ratio is, in the opinion of Merrill Lynch & Co., fair to Republic from a financial point of view.

Section 5.20  State Takeover Statutes.  The Republic Board has adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Republic Board under the provisions of Section 203 of the DGCL such that, assuming the accuracy of the representations and warranties contained in Section 4.22, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) are not applicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.21  Rights Plan.  Neither Republic nor any of the Republic Subsidiaries has adopted a stockholder rights plan or “poison pill.”

Section 5.22  Ownership of Allied Common Stock; Section 203 of the DGCL.  None of Republic, Merger Sub or any of their respective Subsidiaries or Affiliates “owns” (as that term is defined in Section 203 of the DGCL), any shares of capital stock of Allied. Neither Republic nor Merger Sub is, and at no time during the last three (3) years has been, an “interested stockholder” of Allied as defined in Section 203 of the DGCL.

Section 5.23  Interests in Competitors.  Neither Republic nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Republic or Merger Sub under the HSR Act or any other Antitrust Law, in any Person that is not a Republic Subsidiary and that derives a substantial portion of its revenues from a line of business within the principal lines of business of Allied or any Allied Subsidiary.

Section 5.24  Insurance.  All material insurance policies maintained by Republic and the Republic Subsidiaries, including property and casualty, excess liability, pollution and directors and officers liability insurance, provide insurance in such amounts and against such risks as the management of Republic reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither Republic nor any of the Republic Subsidiaries is in breach or default, and neither Republic nor any of the Republic Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of Republic and the Republic Subsidiaries, except for such breaches, defaults, terminations or modifications that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Republic.

Section 5.25  Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01  Conduct of Business.

(a) Conduct of Business by Allied.  Except for matters permitted by this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, Allied shall, and shall cause each Allied Subsidiary to, conduct its business in all material respects in the ordinary and usual course of business. In addition, and without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement or disclosed in Section 6.01(a) of the Allied Disclosure Schedule, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, Allied shall not, and shall cause each Allied Subsidiary not to, do any of the following without the prior written consent of Republic (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Allied Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of Allied or any Allied Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the withholding of shares to satisfy tax liabilities incurred upon the vesting or exercise of any Allied Equity Award) or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Allied or any of the Allied Subsidiaries, except for a liquidation or other reorganization of an Allied Subsidiary the proceeds of which are distributed to Allied or any Allied Subsidiary or the dissolution of an Allied Subsidiary that holds no assets;

(ii) authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Allied Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) (1) the issuance of shares of Allied Common Stock upon the exercise of Allied Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (y) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), or (2) the issuance of Allied Common Stock upon the vesting of Allied RSUs or Allied DSUs outstanding on the date hereof or granted after the date hereof in accordance with clause (y) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later) and (y) the grant of Allied Equity Awards to non-employee directors or employees of Allied or any Allied Subsidiary, in accordance with Section 6.01(a) of the Allied Disclosure Schedule or as required pursuant to Allied Plans or agreements existing as of the date hereof (provided that no such award may vest as a result of the consummation of the Merger);

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) merge or consolidate with any Person (provided that an Allied Subsidiary may merge or consolidate with another Allied Subsidiary);

(v) acquire in any manner an amount of assets (including securities) of any third Person (other than Allied or an Allied Subsidiary), individually, in excess of $75,000,000 or, in the aggregate, in excess of $150,000,000, except (A) for acquisitions of assets (including securities) in the ordinary and usual course of business that would not materially hinder or delay the consummation of the transactions contemplated by this Agreement and (B) as required by existing Contracts as of the date hereof;

(vi) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a third Person (other than Allied or an Allied Subsidiary), in the aggregate, in excess of $50,000,000, except for (A) sales of properties or other assets in the ordinary and usual course of business and (B) pursuant to existing Contracts as of the date hereof;

(vii) other than in the ordinary and usual course of business or as required pursuant to existing agreements or Allied Plans or any existing collective bargaining agreement, (A) grant to any officer or director of Allied or any Allied Subsidiary any material increase in compensation or fringe benefits, (B) grant to any present or former employee, officer or director of Allied or any Allied Subsidiary any increase in severance or termination pay or (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director;

(viii) (A) establish, adopt, enter into or amend in any material respect any Allied Plan except as required by applicable Law or the terms of any collective bargaining agreement, provided, however, that Allied may amend Allied Plans for purposes of compliance with Section 409A of the Code and applicable guidance thereunder or for purposes of causing such Allied Plan to be excluded from coverage under Section 409A of the Code and applicable guidance thereunder; (B) except as permitted or required under Section 7.05 or as permitted or required under the terms of any Allied Plan (as such Allied Plan may be amended for purposes of compliance with Section 409A of the Code and applicable guidance thereunder or for the purpose of causing such Allied Plan to be excluded from coverage under Section 409A of the Code and applicable guidance thereunder) or as required by applicable Law, take any action to accelerate any material rights or benefits, under any Allied Plan or (C) except for grants or awards permitted by Section 6.01(a)(ii), grant any new, or amend any existing Allied Equity Award or enter into any agreement under which any Allied Equity Award would be required to be issued;

(ix) (A) incur any new, or modify or amend or enter into any refinancing of any existing, indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Allied or any Allied Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than Allied or any direct or indirect wholly owned Subsidiary of Allied, in each case except in the ordinary and usual course of business or as required by existing Contracts as of the date hereof (it being understood that the refinancing of any indebtedness outstanding on the date hereof other than at its stated maturity shall not be considered in the ordinary and usual course of business);

(x) other than in the ordinary and usual course of business (but subject to the other provisions of this Section 6.01(a)), (A) modify, amend or terminate in any material adverse respect any Contract involving annual payments by or to Allied or any Allied Subsidiary in excess of $5,000,000 (an “Allied Covered Contract”), (B) enter into any successor Contract to an expiring Allied Covered Contract that changes the terms of the expiring Allied Covered Contract in a way that is materially adverse to Allied or any Allied Subsidiary, (C) enter into any new Contract that would have been considered an Allied Covered Contract if it were entered into at or prior to the date hereof;

(xi) enter into or renew or extend any Contract that limits or restricts Allied or any of the Allied Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Republic (including the Surviving Corporation) or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts, individually or in the aggregate, would reasonably be expected to be materially adverse to Republic and Republic Subsidiaries (including the Surviving Corporation);

(xii) enter into any collective bargaining or similar agreement with a labor organization not then recognized by Allied or any Allied Subsidiary or, enter into a new collective bargaining or similar agreement for an existing collective bargaining unit that is different in any material respect from the collective bargaining or similar agreement in force as of the date of this Agreement;

(xiii) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering Allied or any Allied Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xiv) make any change in accounting methods, principles or practices, except insofar as may be required by GAAP or applicable Law;

(xv) make or agree to make any new capital expenditure or expenditures that, in the aggregate, would reasonably be expected to cause Allied and the Allied Subsidiaries to make payments for capital expenditures in any fiscal year that are in excess of 110% of Allied’s consolidated capital expenditures budget for such year as most recently provided to Republic prior to the date hereof;

(xvi) other than in the ordinary and usual course of business, make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business by Republic.  Except for matters permitted by this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, Republic shall, and shall cause each Republic Subsidiary to, conduct its business in all material respects in the ordinary and usual course of business. In addition, and without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement or disclosed in Section 6.01(b) of the Republic Disclosure Schedule, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, Republic shall not, and shall cause each Republic Subsidiary not to, do any of the following without the prior written consent of Allied (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Republic Subsidiary to its parent, and other than regular quarterly cash dividends on the Republic Common Stock at the rates and with record dates as set forth in Section 6.01(b) of the Republic Disclosure Schedule, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) except pursuant to Republic’s stock repurchase program as described in Section 6.01(b) of the Republic Disclosure Schedule, purchase, redeem or otherwise acquire any shares of capital stock of Republic or any Republic Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the withholding of shares to satisfy tax liabilities incurred upon the vesting or exercise of any Republic Equity Award) or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or reorganization of Republic or any of the Republic Subsidiaries, except for a liquidation or other reorganization of a Republic Subsidiary the proceeds of which are distributed to Republic or any Republic Subsidiary or the dissolution of a Republic Subsidiary that holds no assets;

(ii) authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Republic Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) (1) the issuance of shares of Republic Common Stock upon the exercise of Republic Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (y) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), or (2) the issuance of Republic Common Stock upon the vesting of Republic RSUs or Republic DSUs outstanding on the date hereof or granted after the date hereof in accordance with clause (y) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later) and (y) the grant of Republic Equity Awards to non-employee directors or employees of Republic or any Republic Subsidiary, in accordance Section 6.01(b) of the Republic Disclosure Schedule or as required pursuant to agreements existing as of the date hereof (provided that no such award may vest as a result of consummation of the Merger);

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) merge or consolidate with any Person (provided that a Republic Subsidiary may merge or consolidate with another Republic Subsidiary;

(v) acquire in any manner an amount of assets (including securities) of any third Person (other than Republic or an Republic Subsidiary), individually, in excess of $75,000,000 or, in the aggregate, in excess of $150,000,000, except (A) for acquisitions of assets (including securities) in the ordinary and usual course of business that would not materially hinder or delay the consummation of the transactions contemplated by this Agreement and (B) as required by existing Contracts as of the date hereof;

(vi) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a third Person (other than Republic or an Republic Subsidiary), individually, in the aggregate, in excess of $50,000,000, except for (A) sales of properties or other assets in the ordinary and usual course of business and (B) pursuant to existing Contracts as of the date hereof;

(vii) other than in the ordinary and usual course of business or as required pursuant to existing agreements or Republic Plans or any existing collective bargaining agreement, (A) grant to any officer or director of Republic or any Republic Subsidiary any material increase in compensation or fringe benefits, (B) grant to any present or former employee, officer or director of Republic or any Republic Subsidiary any increase in severance or termination pay or (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director;

(viii) (A) establish, adopt, enter into or amend in any material respect any Republic Plan except as required by applicable Law or the terms of any collective bargaining agreement, provided, however, that Republic may amend Republic Plans for purposes of compliance with Section 409A of the Code and applicable guidance thereunder or for purposes of causing such Republic Plan to be excluded from coverage under Section 409A of the Code and applicable guidance thereunder; (B) except as permitted or required under Section 7.05 or as permitted or required under the terms of any Republic Plan (as such Republic Plan may be amended for purposes of compliance with Section 409A of the Code and applicable guidance thereunder or for the purpose of causing such Republic Plan to be excluded from coverage under Section 409A of the Code and applicable guidance thereunder) or as required by applicable Law, take any action to accelerate any material rights or benefits, under any Republic Plan or (C) except for grants or awards permitted by Section 6.01(b)(ii), grant any new, or amend any existing Republic Equity Award or other performance-based award or enter into any agreement under which any Republic Equity Award would be required to be issued;

(ix) (A) incur any new, or modify or amend or enter into any refinancing of any existing, indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Republic or any Republic Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than Republic or any direct or indirect wholly owned Subsidiary of Republic, in each case except in the ordinary and usual course of business or as required by existing Contracts as of the date hereof (it being understood that the refinancing of any indebtedness outstanding on the date hereof other than at its stated maturity shall not be considered in the ordinary and usual course of business);

(x) other than in the ordinary and usual course of business, (A) modify, amend or terminate in any material adverse respect any Contract involving annual payments by or to Republic or any Republic Subsidiary in excess of $5,000,000 (a “Republic Covered Contract”), (B) enter into any successor Contract to an expiring Republic Covered Contract that changes the terms of the expiring Republic Covered Contract in a way that is materially adverse to Republic or any Republic Subsidiary, or (C) enter into any new Contract that would have been considered a Republic Covered Contract if it were entered into at or prior to the date hereof;

(xi) enter into or renew or extend any Contract that limits or restricts Republic or any of the Republic Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Republic or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts, individually or in the aggregate, would reasonably be expected to be materially adverse to Republic and Republic Subsidiaries;

(xii) enter into any collective bargaining or similar agreement with a labor organization not then recognized by Republic or any Republic Subsidiary, or, enter into a new collective bargaining or similar agreement for an existing collective bargaining unit that is different in any material respect from the collective bargaining or similar agreement in force as of the date of this Agreement;

(xiii) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering Republic or any Republic Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xiv) make any change in accounting methods, principles or practices, except insofar as may be required by GAAP or applicable Law;

(xv) make or agree to make any new capital expenditure or expenditures that, in the aggregate, would reasonably be expected to cause Republic and the Republic Subsidiaries to make payments for capital expenditures in any fiscal year that are in excess of 110% of Republic’s consolidated capital expenditures budget for such year as most recently provided to Allied prior to the date hereof;

(xvi) other than in the ordinary and usual course of business, make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.02  No Solicitation.

(a) Each of Republic and Allied agrees that it shall not, and it shall cause its Subsidiaries not to, and that it shall direct and cause its and its Subsidiaries’ respective officers, directors and employees, agents and representatives (including any investment banker, attorney, accountant or other advisor retained by it or any of its Subsidiaries) (collectively, “Representatives”) not to, directly or indirectly, initiate, solicit or otherwise knowingly encourage or facilitate any inquiries or the making by any third Person or group (as defined in the Exchange Act) of third Persons (other than the other party hereto and/or its Subsidiaries and their respective Representatives) (a “Third Party”) of any proposal or offer with respect to a purchase, merger, reorganization, share exchange, consolidation, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization or similar transaction involving 20% or more of its consolidated total revenues or assets (including by means of a transaction with respect to securities of such party or its Subsidiaries) or 20% or more of its outstanding shares of common stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”, it being understood that none of the transactions contemplated by this Agreement or set forth in Section 6.01(a) of the Allied Disclosure Schedule or Section 6.01(b) of the Republic Disclosure Schedule, as applicable, shall be deemed to constitute an Acquisition Proposal). Each of Republic and Allied further agrees that it shall not, and it shall cause each of its Subsidiaries not to, and it shall direct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly, except as permitted by Section 6.02(b), (i) engage in any negotiations or discussions with, or provide any information or data to, any Third Party relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) execute or enter into, or publicly propose to accept or enter into an agreement with respect to an Acquisition Proposal, including a letter of intent, agreement in principle, option agreement, merger agreement, acquisition agreement or other agreement (whether binding or not) in furtherance of an Acquisition Proposal.

(b) Notwithstanding the provisions of Section 6.02(a), nothing contained in this Agreement shall prevent Republic or Allied, or their respective Boards of Directors, from (A) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided, however, no Change in Recommendation may be made unless otherwise permitted by this Section 6.02(b)), (B) providing information in response to a request therefor by a Third Party who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Republic or Allied, as the case may be, receives from the Third Party so requesting such information an executed confidentiality agreement on terms no less favorable in the aggregate to the disclosing party than those contained in the Confidentiality Agreement (but which need not contain standstill or non-solicitation of employee provisions and does not contain other terms that prevent Republic or Allied, as the case may be, from complying with its obligations under this Section 6.02) and so long as any information provided to such Third Party that has not previously been provided to the other party is provided to the other party as promptly as practicable thereafter, (C) engaging in any negotiations or discussions (including solicitation of a revised Acquisition Proposal) with any Third Party who has made an unsolicited bona fide written Acquisition Proposal, (D) effecting a Change in Recommendation in respect of an Acquisition Proposal or (E) effecting a Change in Recommendation other than in respect of an Acquisition Proposal; provided, however, that neither Republic nor Allied shall take any of the foregoing actions unless:

(i) in each such case referenced in clause (B) or (C) above, (1) the applicable Stockholder Approval has not yet been obtained, (2) such party shall not have breached the provisions of this Section 6.02 and (3) the Board of Directors of the party determines in good faith (after consultation with its financial advisor of national reputation and outside legal counsel) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal;

(ii) in each case referenced in clause (D) above, prior to Republic or Allied, as the case may be, effecting a Change in Recommendation with respect to an Acquisition Proposal, (1) the applicable Stockholder Approval shall not have been obtained, (2) such party shall not have breached the provisions of this Section 6.02, (3) the Board of Directors of such party shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal,

(4) such party shall have notified the other party in writing, at least four (4) Business Days in advance of such Change in Recommendation (it being understood that any change in financial terms or other material terms of the relevant Acquisition Proposal shall extend such period by an additional two (2) Business Days from the date of receipt of the revised Acquisition Proposal containing such changed terms) that it is considering taking such action, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal and delivering the documents and information required to be delivered pursuant to Section 6.02(c), and (5) during such four (4) Business Day period (as extended, if applicable), such party shall have negotiated, and shall have made its financial and legal advisors available to negotiate, with the other party should the other party elect to propose adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Acquisition Proposal no longer constitutes a Superior Proposal and at the end of such four (4) Business Day period (as extended, if applicable) the Board of Directors of such party shall have determined, in good faith after consultation with its financial advisor of national reputation and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal after giving effect to all the adjustments which may be offered pursuant to this clause (5).  As used herein, “Superior Proposal” means a bona fide written Acquisition Proposal with respect to a party that the Board of Directors of such party concludes in good faith, after consultation with its financial advisor of national reputation and outside legal counsel, is (i) more favorable to the stockholders of the party receiving the proposal than the Merger, taking into account all terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, long-term strategic considerations and other factors deemed relevant by such Board of Directors, as the case may be, and (ii) reasonably capable of being completed on a timely basis; provided that for purposes of this definition, “Acquisition Proposal” shall have the meaning set forth above, except that “50%” shall be substituted for “20%” in the definition thereof; or

(iii) in the case referenced in clause (E) above, (1) the applicable Stockholder Approval shall not have been obtained, and (2) the Board of Directors of such party shall have determined in good faith after consultation with outside legal counsel that failure to make the Change in Recommendation would be inconsistent with its fiduciary duties, (3) such party shall have notified the other party in writing, at least four (4) Business Days in advance of such Change in Recommendation that it is considering taking such action, specifying in reasonable detail the reasons therefor and (4) during such four (4) Business Day period, such party shall have negotiated and shall have made its financial and legal advisors available to negotiate with the other party should the other party elect to propose adjustments in terms and conditions of this Agreement such that, after giving effect thereto, such party shall have determined in good faith after consultation with outside counsel to not effect a Change in Recommendation.

(c) Each of Republic and Allied shall notify Allied, in the case of Republic, and Republic, in the case of Allied, promptly (but in any event within 24 hours) if any inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with it or any of its Representatives with respect to a potential Acquisition Proposal, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and providing, promptly (and in any event within 24 hours after receipt thereof), a copy of all documentation setting forth the terms of any such proposal or offer or the nature of such inquiry, and thereafter shall keep Allied, in the case of Republic, and Republic, in the case of Allied, informed, on a reasonably current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above).

(d) Each of Republic and Allied shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third Person conducted prior to the date hereof with respect to any Acquisition Proposal by such party or any action(s) that could reasonably be expected to lead to any Acquisition Proposal by such party, and shall promptly (and in any event within five (5) Business Days) request (if not requested and complied with) that all confidential information with respect thereto furnished by or on behalf of Allied or Republic be returned or destroyed in accordance with the terms of the applicable confidentiality agreement with such party.

(e) Notwithstanding anything to the contrary contained herein, Republic or Allied, as applicable, shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if its Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would violate its fiduciary duties.

(f) If pursuant to Section 6.02(b) either party effects a Change in Recommendation (the “Changing Party”), the other party shall have the option (the “Stockholder Vote Option”), exercisable within ten (10) Business Days after such Change in Recommendation, to cause the applicable Board of Directors of the Changing Party to submit this Agreement to its stockholders for the purpose of adopting this Agreement notwithstanding the Change in Recommendation. If the other party exercises the Stockholder Vote Option, it shall not be entitled to terminate this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(d)(i), as applicable. If the other party fails to exercise the Stockholder Vote Option, the Changing Party shall terminate this Agreement within ten (10) Business Days of expiration of the Stockholder Vote Option pursuant to and in accordance with Section 9.01(c)(iii) or Section 9.01(d)(iii), as applicable.

(g) Each of Republic and Allied agrees that any violations of the restrictions set forth in this Section 6.02 by any of its Representatives is or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by such party.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Preparation of the Form S-4 and Joint Proxy Statement/Prospectus.  As promptly as is reasonably practicable following the date of this Agreement, Allied and Republic shall, except as otherwise permitted by this Agreement or as may be necessary to avoid violation of applicable Law, cooperate in preparing, and prepare, (i) a joint proxy statement/prospectus (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”) in order to seek the Allied Stockholder Approval and the Republic Stockholder Approval and (ii) the Form S-4, which Republic shall file with the SEC, and in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Except as otherwise permitted by this Agreement or as may be necessary to avoid violation of applicable Law, (A) each of Allied and Republic will use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger and (B) each of Allied and Republic shall use its respective commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the holders of the Allied Common Stock and the holders of Republic Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Republic shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Republic Common Stock in the Merger, and Allied shall furnish all information concerning Allied and the Allied stockholders as may be reasonably requested by Republic in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Republic, and no filing of or amendment or supplement to the Joint Proxy Statement/Prospectus will made by Republic or Allied, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to Allied or Republic, or any of their respective Affiliates, directors or officers, should be discovered by Allied or Republic which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of each of Allied and Republic. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with (x) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Form S-4 or the Merger and (y) copies of all orders of the SEC relating to the Form S-4.

Section 7.02  Stockholders Meeting; Recommendations.

(a) Except as otherwise permitted by this Agreement or as may be necessary to avoid violation of applicable Law and subject to Section 6.02, (i) Allied shall use all commercially reasonable efforts in accordance with and subject to the DGCL and other applicable Law, the Allied Charter and Allied By-laws and the rules of the NYSE to cause a meeting of its stockholders (the “Allied Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the Allied Stockholder Approval, (ii) the Joint Proxy Statement/Prospectus shall contain the recommendation of the Allied Board that the Allied stockholders adopt this Agreement (the “Allied Recommendation”), and (iii) Allied shall not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to Republic such recommendation or take any other action or make any other public statement in connection with the Allied Stockholder Meeting inconsistent with the Allied Recommendation (any actions in clause (iii) a “Change in Allied Recommendation”).

(b) Except as otherwise permitted by this Agreement or as may be necessary to avoid violation of applicable Law and subject to Section 6.02, (i) Republic shall use all commercially reasonable efforts in accordance with and subject to the DGCL and other applicable Law, the Republic Charter and Republic By-laws and the rules of the NYSE to cause a meeting of its stockholders (the “Republic Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the Republic Stockholder Approval, (ii) the Joint Proxy Statement/Prospectus shall contain the recommendation of the Republic Board that the Republic’s stockholders approve the Republic Share Issuance and the Republic Charter Amendment (the “Republic Recommendation”), and (iii) Republic shall not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to Allied such recommendation or take any other action or make any other public statement in connection with the Republic Stockholder Meeting inconsistent with the Republic Recommendation (any actions in clause (iii) a “Change in Republic Recommendation”).

(c) Subject to Section 6.02 of this Agreement and applicable Law, Republic and Allied shall each use commercially reasonable efforts to cause the Republic Stockholder Meeting and the Allied Stockholder Meeting to be held on the same date and as soon as practicable after the date hereof.

Section 7.03  Access to Information; Confidentiality.  Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, each of Republic and Allied shall, and shall cause each of their respective Subsidiaries to, afford to the other, and to the other’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records as Allied or Republic from time to time may reasonably request and, during such period, each of Allied and Republic shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the other may reasonably request. Notwithstanding the foregoing, (i) either party may restrict the foregoing access to the extent that any applicable Law (including Laws relating to the exchange of information and all applicable Antitrust Laws) requires such party or its Subsidiaries to restrict or prohibit such access and (ii) nothing herein shall require any party to disclose information to the extent such information would result in disclosure of trade secrets or a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party (provided that such party shall use commercially reasonable efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). The parties acknowledge and agree that nothing in this Section 7.03 shall require either Allied or Republic to take or allow any action that would unreasonably interfere with Allied’s, Republic’s or any of their respective Subsidiaries’ business or operations. All information exchanged pursuant to this Section 7.03 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.04  Efforts to Consummate, Notification.

(a) Subject to the terms and conditions of this Agreement, each of Republic and Allied will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers or Consents from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all steps as may be necessary to avoid any investigation or Proceeding by any Governmental Entity, (iii) the making or agreeing to any Regulatory Divestiture, (iv) the obtaining of all necessary Consents or waivers from third parties, (v) the defending of any investigations or Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, (vi) the taking of all acts and efforts, from the date of this Agreement to the Effective Time, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (vii) the execution or delivery of additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each of Republic and Allied shall (A) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Law for additional information, documents or other materials received by such party from the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Federal Trade Commission (“FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions and (C) act in good faith and reasonably cooperate with the other party in connection with any such registrations, declarations and filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Antitrust Law with respect to any such registration, declaration and filing or any such transaction. To the extent not prohibited by applicable Law, each party shall use all commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made by the other pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each party shall (and shall cause its respective Representatives to) give each other party reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity (including the Antitrust Division and FTC) regarding any such registrations, declarations and filings or any such transaction. No party shall (or shall permit its respective Representatives to) independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filing, investigation or other inquir y without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. Each party shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with investigations or Proceedings under or relating to the HSR Act or any other Antitrust Laws. Republic and Allied shall mutually cooperate in coordinating any registration, declaration and filings and obtaining any necessary actions or nonactions, waivers or Consents under the HSR Act or any other Antitrust Laws, including the timing of the initial filing, which will be made as promptly as practicable after the date of this Agreement.

(b) Subject to Section 7.04(a), each of Republic and Allied shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In connection therewith and subject to Section 7.04(a), if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Republic and Allied shall cooperate with the other party with respect to such objection and use its reasonable best efforts to vigorously contest and resist (by negotiation, litigation or otherwise) any Proceeding related thereto, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal. Each party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or any other

Antitrust Laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Republic or Allied or any of their respective Subsidiaries to agree to or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of Republic, Allied or their respective Subsidiaries or the holding separate of the capital stock of a Subsidiary of Allied or Republic or (ii) imposing or seeking to impose any limitation on the ability of Republic, Allied or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Allied, the Allied Subsidiaries, Republic or the Republic Subsidiaries (any matter referenced in the foregoing clause (i) or (ii) being a “Regulatory Divestiture”) that, in the case of (i) and (ii), individually or in the aggregate would reasonably be expected to have a material adverse effect after the Effective Time on (x) the assets and liabilities, financial condition or business of Republic and Republic Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole, or (y) the benefits expected to be derived by the parties on the date of this Agreement from the combination of Republic and Allied via the Merger (such combined business to be taken as a whole) in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely affected benefits. The parties agree that no party shall enter into, consent to or acquiesce to any Regulatory Divestiture without the prior written consent of the other parties.

Section 7.05  Tax Treatment.

(a) Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not to so qualify.

(b) Each of Republic, Merger Sub and Allied shall use its reasonable best efforts to obtain the opinions referred to in Sections 8.02(d) and 8.03(d), respectively, including by providing Mayer Brown LLP and Akerman Senterfitt customary tax representation letters.

Section 7.06  Indemnification; D&O Insurance.

(a) From and after the Effective Time, the Surviving Corporation and Republic, jointly and severally, shall indemnify, defend and hold harmless each present and former director and officer of Allied or any of the Allied Subsidiaries and each person who served at the request of Allied or any Allied Subsidiary as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (the “Indemnified Parties”), against any costs or expenses (including reasonable fees and expenses of counsel), judgments, fines, penalties, losses, claims, damages or liabilities and amounts paid in settlement (collectively, “Losses”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) relating to the Indemnified Party’s service with or at the request of Allied, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted by applicable Law; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Laws. Expenses (including attorneys’ fees) incurred by any Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Republic and the Surviving Corporation in advance of the final disposition of such action, suit or proceeding, subject to receipt of an undertaking by or on behalf of such Indemnified Party to repay such amounts if it shall ultimately be determined that such Indemnified Party is not entitled under applicable Law to be indemnified under this Section 7.06(a).  The indemnification rights hereunder are not exclusive and shall be in addition to any other rights such Indemnified Party may have under any Law or Contract or any organizational documents of any Person, under the DGCL or otherwise. The certificate of incorporation of the Surviving Corporation and its by-laws shall contain, and the Surviving Corporation shall, and Republic shall cause it to, fulfill and honor, provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the Allied Charter and Allied By-laws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. The parties agree that the provisions relating to exculpation of directors and the rights to indemnification and advancement of expenses incurred in defense of any action or suit in the Allied Charter or Allied By-Laws and the comparable organizational documents of the Allied Subsidiaries with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided that all rights to indemnification and advancements in respect of any Proceeding pending or asserted or claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.

(b) For a period of six (6) years after the Effective Time, Republic and the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Allied (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement) provided that, in satisfying its obligation under this Section 7.06(b), Republic or the Surviving Corporation, as applicable, shall not be obligated to pay annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by Allied for such insurance (the “Current Premium”). In the event that, but for the proviso to the immediately preceding sentence, Republic or the Surviving Corporation, as applicable, would be required to expend more than 300% of the Current Premium, Republic or the Surviving Corporation, as applicable, shall obtain the maximum amount of insurance obtainable having the terms and scope of coverage of the relevant existing Allied policy and covering facts, events, acts and omissions occurring prior to the Effective Time by payment of annual premiums equal to 300% of the Current Premium.

(c) If Republic or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Republic or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 7.06.

(d) Republic and the Surviving Corporation shall, to the fullest extent permitted by applicable Law, pay (as incurred) all expenses (including reasonable fees and expenses of counsel) that an Indemnified Party may incur in enforcing the indemnity and other rights and obligations provided for in this Section 7.06.

(e) The provisions of this Section 7.06 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such Person may have by contract or otherwise. No release executed by any Indemnified Party in connection with his or her departure from Allied, Republic or any of the Allied Subsidiaries or Republic Subsidiaries shall be deemed to be a release or waiver of any of the indemnity or other rights provided such Indemnified Party in this Section 7.06, unless the release or waiver of the provisions of this Section 7.06 is expressly provided for in such release.

Section 7.07  Public Announcements.  Except for matters covered by Section 6.02, Republic, on the one hand, and Allied, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to any transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, by fiduciary duties, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.08  Stock Transfer Taxes.  Except as provided in Section 2.05(c), all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes shall be paid by Republic.

Section 7.09  Employee Matters.

(a) From and after the Effective Time, the Allied Plans and the Republic Plans, as in effect at the Effective Time, will remain in effect (including any terms, conditions and provisions contained in such plans that may apply after the Continuation Dates set forth below), except as provided in Section 2.06, with respect to employees and former employees of Allied or Republic and their Subsidiaries, as applicable, and the dependents of such employees covered by such plans at the Effective Time (the “Covered Employees”), until at least December 31, 2008 or, in the case of the Allied Plans that are designated as Welfare Plans on Section 4.10(a) of the Allied Disclosure Schedules, until at least March 31, 2009 (both such dates collectively referred to as the “Continuation Dates”). If, in applying the foregoing, a Covered Employee has the right to receive a grant of Allied RSUs under an Allied Plan after the Effective Time as a result of a deferral of a bonus made prior to the Effective Time, then such right to receive an Allied RSU shall be converted into a right to receive a grant of Republic RSUs, otherwise on the same terms and conditions as applied to the right to receive such Allied RSU immediately prior to the conversion. Prior to the Effective Time, Allied and Republic acting in good faith will cooperate in reviewing, evaluating and analyzing the Allied Plans and the Republic Plans with a view towards developing appropriate employee benefit and compensation plans, programs and arrangements for Covered Employees after the Effective Time which, among other things, (i) will treat similarly situated Covered Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, responsibilities, geographic location, tenure, and qualifications and (ii) will not discriminate between Covered Employees who at the Effective Time are covered by Allied Plans, on the one hand, and those covered by Republic Plans, on the other hand, and which Republic will adopt subject to customary rights to subsequently amend or terminate such plans as Republic thereafter deems appropriate (individually a “New Benefit Plan” and collectively the “New Benefits Plans”).

(b) Each New Benefit Plan will (i) provide all of the Covered Employees eligible to participate in such plans with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan or any retiree medical or other post-retirement welfare plan or as would otherwise result in a duplication of benefits) for all periods of employment with Allied or Republic or any of their respective Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any

New Benefit Plan which is a welfare plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employees participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or the date of commencement of participation in such New Benefit Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in such New Benefit Plan).

(c) At the Effective Time, Republic will assume the employment agreements and change in control agreements to which Allied or any Allied Subsidiary is a party, unless such agreements are superseded by new arrangements pursuant to an agreement executed by Republic and the relevant employee. Republic shall offer to each individual with a title of senior vice president or higher of Allied the ability to enter into an agreement in form and substance agreed to by Republic and Allied prior to the Effective Time.

(d) Republic shall amend Republic’s Employee Stock Purchase Plan so that Allied employees shall have the right to make purchases under this plan effective as soon as possible, but in no event later than the first purchase period after the Effective Time.

(e) From and after the Effective Time, Republic will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Allied and Republic and their respective Subsidiaries under the Allied Plans or Republic Plans, as applicable, to the extent accrued and vested as of the Effective Time.

(f) Nothing in this Section 7.09 shall be treated as an amendment of any Allied Plan or any Republic Plan (or an undertaking to amend any such plan), (ii) nothing in this Section 7.09 will prohibit Republic from amending, modifying or terminating any Allied Plan or Republic Plan pursuant to, and in accordance with, the terms thereof, and (iii) nothing in this Section 7.09 shall confer any rights or benefits on any person other than Allied and Republic.

Section 7.10  Section 16 Matters.  Prior to the Effective Time, Allied shall take all actions reasonably necessary to cause any dispositions of equity securities of Allied (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of Allied to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters. Assuming that Allied delivers to Republic the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Republic Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of Republic Common Stock in exchange for shares of Allied Common Stock and the receipt of equity awards in respect of Republic Common Stock as contemplated by Section 2.06, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Allied to Republic prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respect regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insider” shall mean those officers and directors of Allied who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

Section 7.11  Financing.

(a) Prior to the Effective Time, Allied, A-Sub and B-Sub shall provide to the trustees under the Indentures all such notifications, certificates, opinions and other information and documents as may be required by the Indentures or the trustees under the Indentures in connection with the Merger and the payoff and termination of the Allied Credit Facility and the Allied Accounts Receivable Facility and, in each case, the release of collateral thereunder.

(b) Republic shall use its best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange and consummate the financing (the “Debt Financing”) necessary to provide immediately available funds sufficient to refinance (i) the Republic Credit Facility to the extent necessary or advisable, (ii) Allied’s $1.575 billion Revolving Credit Facility due March 2012, (iii) Allied’s $806.7 million Term Loan B due March 2014, referred to as the 2005 Term Loan, (iv) Allied’s $485 million Institutional Letter of Credit Facility due March 2014, (v) Allied’s $25 million Incremental Revolving Letter of Credit Facility due March 2012 and (vi) Allied’s $400 million Account Receivable Securitization program (the “Allied Accounts Receivable Facility”), including using reasonable best efforts to (A) enter into definitive agreements with respect thereto on terms and conditions acceptable to Allied (in its reasonable discretion) and (B) consummate the Debt Financing on or prior to the Effective Time. Republic shall (x) furnish correct and complete copies of all such definitive agreements to Allied promptly upon their execution, and (y) keep Allied informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall give Allied prompt notice of any material adverse change with respect to such Debt Financing and (z) use its best efforts to cause the lenders and the other Persons providing such Debt Financing to fund the Debt Financing on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Debt Financing). Prior to the Closing, Allied shall use its reasonable best efforts to cooperate with Republic in arranging, consummating and funding the Debt Financing, and if requested by Republic, the refinancing of the Republic Credit Facility, including making Allied’s officers available to the arrangers of the Debt Financing and such refinancing and potential lenders, and providing such information reasonably requested by the arrangers of the Debt Financing and such refinancing and potential lenders.

(c) Notwithstanding anything to the contrary in this Agreement, Republic acknowledges and agrees that the consummation of the Merger is not conditional upon receipt by Republic or any of its Affiliates of the proceeds of the Debt Financing.

(d) Each of Republic and Allied shall use its respective best efforts to not do, and to not cause or permit to be done, anything that would reasonably be expected to cause the condition to closing set forth in Section 8.03(e) to not be satisfied and shall use its respective best efforts to take any actions necessary (subject to the other’s consent if required pursuant to Section 6.01(a) or Section 6.01(b), as applicable) to ensure that the condition to closing set forth in Section 8.03(e) is satisfied.

Section 7.12  Stock Exchange Listing.  Republic shall use its best efforts to cause the shares of Republic Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of the issuance, prior to the Closing Date.

Section 7.13  Notice of Certain Events.  Each party shall promptly notify the other of:

(a) any material notice or other material communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent would be material to Republic and the Republic Subsidiaries taken as a whole after giving effect to the Merger;

(b) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Allied or any of the Allied Subsidiaries or Republic or any of the Republic Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 7.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 7.14  Certain Corporate Governance and Other Matters.

(a) Officers of Republic.  Republic shall take all actions necessary so that, at the Effective Time, Mr. James O’Connor, the current Chairman and Chief Executive Officer of Republic, shall be the Chairman and Chief Executive Officer of Republic, Mr. Donald Slager, the current President and Chief Operating Officer of Allied, shall be the President and Chief Operating Officer of Republic (reporting directly to Mr. O’Connor), Mr. Tod C. Holmes, the current Senior Vice President and Chief Financial Officer of Republic, shall be the Senior Vice President and Chief Financial Office of Republic (reporting directly to Mr. O’Connor) and those individuals agreed in writing by the parties shall be appointed to and hold the offices of Republic specified in such agreement.

(b) The Republic Board and Committees.  The number of directors which shall constitute the whole Republic Board as of the Effective Time shall be eleven (11), one of whom shall be Mr. O’Connor, five (5) of whom shall be Continuing Republic Directors (as defined in the New Republic By-laws) and five (5) of whom shall be Continuing Allied Directors (as defined in the New Republic By-laws). Republic shall take all actions necessary to ensure that, at the Effective Time and at all times during the applicable period set forth in the New Republic By-laws, the size and composition of the Republic Board and committees thereof shall be as provided in Article IX of the New Republic By-laws. Notwithstanding the foregoing, at the request of any Continuing Allied Director, such individual will not be deemed to join the Republic Board until the business day after the date on which the Effective Time occurs.

(c) Headquarters.  From and after the Effective Time, the location of the headquarters and principal executive offices of Republic shall be Phoenix, Arizona.

(d) By-laws.  Prior to the Effective Time, Republic agrees to make such modifications to the New Republic By-laws (other than Article IX thereof) as Allied may reasonably request.

Section 7.15  Control of Operations.  Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over the other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

Section 7.16  State Takeover Statutes.  If any state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Republic and the Republic Board, and Allied and the Allied Board will grant such approvals and take such other actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or Law on this Agreement and such transaction.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Allied Stockholder Approval and the Republic Stockholder Approval shall have been obtained, in each case in accordance with the DGCL.

(b) Regulatory Approvals.  The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints; Illegality.  No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued (and remain in effect) by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (collectively, “Restraints”).

(d) Stock Exchange Listing.  The shares of Republic Common Stock issuable to the stockholders of Allied as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

Section 8.02 Conditions to Obligation of Allied to Effect the Merger. The obligation of Allied to consummate the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Accuracy of Representations and Warranties.  (i) The representations and warranties made by Republic and Merger Sub contained in Sections 5.03, 5.04, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 and 5.25 of this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct in all material respects only as of such specified date), and (ii) all other representations and warranties made by Republic herein, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect or words of similar import (other than any such qualifications or exceptions set forth in the Republic Disclosure Schedule) and substituting the words “Contract to which Republic or any Republic Subsidiary is a party or which is binding on Republic or any Republic Subsidiary” for the words “Material Republic Contract”, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Republic.

(b) Compliance with Covenants.  Each of Republic and Merger Sub shall have in all material respects performed all obligations and agreements, and in all material respects complied with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificates.  Allied shall have received a certificate of Republic, dated as of the Closing Date, signed by an executive officer of Republic to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) Tax Opinion.  Allied shall have received an opinion of Mayer Brown LLP in form and substance reasonably satisfactory to Allied, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) both of Allied and Republic will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Allied, Republic and others.

Section 8.03 Conditions to Obligation of Republic and Merger Sub to Effect the Merger. The obligation of Republic and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Accuracy of Representations and Warranties.  (i) The representations and warranties made by Allied contained in Sections 4.03, 4.04, 4.18, 4.19, 4.20, 4.21, 4.22 and 4.23 of this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct in all material respects only as of such specified date), and (ii) all other representations and warranties made by Allied herein, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect or words of similar import (other than any such qualifications or exceptions set forth in Allied Disclosure Schedule) and substituting the words “Contract to which Allied or any Allied Subsidiary is a party or which is binding on Allied or any Allied Subsidiary” for the words “Material Allied Contract”, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Allied; provided, however, notwithstanding the foregoing, the representations and warranties made in each of the two provisos in Section 4.14(b) shall be true and correct as of the Closing Date.

(b) Compliance with Covenants.  Allied shall have in all material respects performed all obligations and agreements, and in all material respects complied with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.  Republic shall have received a certificate of Allied, dated as of the Closing Date, signed by an executive officer of Allied to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) Tax Opinion.  Republic and Merger Sub shall have received an opinion of Akerman Senterfitt, in form and substance reasonably satisfactory to Republic, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) both of Allied and Republic will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Allied, Republic and others.

(e) Ratings.  Republic shall have received written confirmation from the applicable agency that, upon the Effective Time, the senior unsecured debt of Republic (including Allied or any Allied Subsidiary to the extent an issuer under the Indentures and after giving effect to any parent or other guarantees required by such agency) will be either (i) rated BBB- or better by Standard & Poor’s and Ba1 or better by Moody’s, or (ii) rated Baa3 or better by Moody’s and BB+ or better by Standard & Poor’s.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party, only as follows:

(a) by mutual written consent of Allied and Republic, duly authorized by the Allied Board and the Republic Board;

(b) by either Republic or Allied if:

(i) the Merger has not been consummated on or before May 15, 2009 (the “Outside Date”) unless the parties otherwise mutually agree in writing to extend such date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of, or failure to fulfill any obligation under, this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(ii) any Restraint having any of the effects set forth in Section 8.01(c) shall have become final and nonappealable; provided, however, that no party hereto shall have such right to terminate pursuant to this Section 9.01(b)(ii) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the Merger and otherwise has fulfilled its obligations under this Agreement; or

(iii) (A) at the Republic Stockholder Meeting (including any adjournment or postponement thereof), the Republic Stockholder Approval shall not have been obtained or (B) at the Allied Stockholder Meeting (including any adjournment or postponement thereof), the Allied Stockholder Approval shall not have been obtained; provided that the right of a party to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to such party if such party has not complied in all material respects with its obligations under Section 6.02, 7.01 and 7.02;

(c) by Republic:

(i) if prior to the receipt of the Allied Stockholder Approval, the Allied Board shall have effected a Change in Allied Recommendation, provided that Republic shall not be entitled to terminate this Agreement pursuant to this clause (c)(i) if it shall have timely exercised the Stockholder Vote Option;

(ii) if Allied breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (B) cannot be cured by the Outside Date or, if capable of being cured, has not been cured within thirty (30) calendar days after the giving of written notice to Allied of such breach; or

(iii) pursuant to and in accordance with the last sentence of Section 6.02(f);

(d) by Allied:

(i) if prior to the receipt of the Republic Stockholder Approval, the Republic Board shall have effected a Change in Republic Recommendation provided that Allied shall not be entitled to terminate this Agreement pursuant to this clause (c)(i) if it shall have timely exercised the Stockholder Vote Option.

(ii) if Republic or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, in each case which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (2) cannot be cured by the Outside Date or, if capable of being cured, has not been cured within thirty (30) calendar days after the giving of written notice to Republic of such breach; or

(iii) pursuant to and in accordance with the last sentence of Section 6.02(f).

Section 9.02 Effect of Termination; Remedies.

(a) In the event of termination of this Agreement by either Allied or Republic as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Republic, Merger Sub or Allied, other than Section 4.18 (Brokers), Section 5.18 (Brokers), the last sentence of Section 7.03, Section 9.02(b) and Article X.

(b) Except as otherwise provided in Section 10.03, no party shall have any remedies against another party hereto arising out of or relating to a breach or termination of this Agreement, unless such breach or termination results from the other party’s fraud or willful and material breach of this Agreement, in which case all rights and remedies of the first party, at law or in equity, shall be preserved.

Section 9.03  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of Allied Stockholder Approval and Republic Stockholder Approval; provided, that after receipt of Allied Stockholder Approval and Republic Stockholder Approval, there shall be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in the first sentence of Section 9.03, and to the fullest extent permitted by Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Nonsurvival of Representations and Warranties; Disclosure Schedule.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. The inclusion of any information in the Allied Disclosure Schedule or the Republic Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Material Adverse Effect on the applicable party or is outside the ordinary and usual course of business.

Section 10.02  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, telefacsimile or email, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)     if to Republic or Merger Sub, to

Republic Services, Inc.
RS Merger Wedge, Inc.
110 S.E. 6th Street, 28th Floor
Fort Lauderdale, Florida 33301
Tel: (954)-769-2400
Fax: (954)-769-6421
Attention: David A. Barclay

       with a copy to:

Akerman Senterfitt
One S.E. Third Avenue, Suite 2500
Miami, Florida 33131
Tel: (305) 374-5600
Fax: (305) 374-5095
Attention: Jonathan L. Awner,
Stephen K. Roddenberry, and Jose Gordo

(b)     if to Allied, to

Allied Waste Industries, Inc.
18500 N. Allied Way
Phoenix, Arizona 85054
Tel: (480) 627-2700
Fax: (480) 627-2703
Attention: Timothy R. Donovan

       with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Tel: (312) 782-0600
Fax: (312) 701-7711
Attention: Jodi A. Simala, Scott J. Davis and
Jennifer L. Keating

Section 10.03  Fees and Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost and expense, whether or not the Merger is consummated. Notwithstanding the foregoing, Republic and Allied each shall pay 50% of (i) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of the printing, filing and mailing of the Joint Proxy Statement/Prospectus and (ii) any and all filing fees due in connection with the filings required by or under the HSR Act.

(b) Republic Payments.

(i) If this Agreement is terminated by Republic or Allied pursuant to Section 9.01(b)(iii)(A), and prior to such termination an Acquisition Proposal for Republic shall have been publicly announced or made known to the Republic Board and within twelve (12) months following the termination of this Agreement, Republic enters into a binding agreement to effect an Acquisition Proposal, or an Acquisition Proposal with respect to Republic is consummated, then Republic shall pay the Termination Fee and Allied’s Expenses to Allied in immediately available funds, within three (3) Business Days after the earlier of such agreement or consummation.

(ii) If this Agreement is terminated by Allied pursuant to Section 9.01(d)(i) or by Republic pursuant to Section 9.01(c)(iii), then Republic shall pay to Allied in immediately available funds the Termination Fee and Allied’s Expenses within one (1) Business Day following such termination of this Agreement.

(iii) Republic acknowledges that the agreements contained in this Section 10.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Allied would not enter into this Agreement. Accordingly, if Republic fails to pay any amount due under Section 10.03(b) in the time period contemplated hereby and, in order to obtain such payment, Allied commences a suit that results in a judgment against Republic for such payment, Republic shall pay to Allied its costs and expenses incurred or accrued by Allied (including reasonable attorney’s fees) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the actual date of payment.

(c) Allied Payments.

(i) If this Agreement is terminated by Republic or Allied pursuant to Section 9.01(b)(iii)(B), and prior to such termination an Acquisition Proposal for Allied shall have been publicly announced or made known to the Allied Board and within twelve (12) months following the termination of this Agreement, Allied enters into a binding agreement to effect an Acquisition Proposal, or an Acquisition Proposal with respect to Allied is consummated, then Allied shall pay the Termination Fee and Republic’s Expenses to Republic in immediately available funds, within three (3) Business Days after the earlier of such agreement or consummation.

(ii) If this Agreement is terminated by Republic pursuant to Section 9.01(c)(i) or by Allied pursuant to Section 9.01(d)(iii), then Allied shall pay to Republic in immediately available funds the Termination Fee and Republic’s Expenses within one (1) Business Day following such termination of this Agreement.

(iii) Allied acknowledges that the agreements contained in this Section 10.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Republic would not enter into this Agreement. Accordingly, if Allied fails to pay any amount due under Section 10.03(c), in the time period contemplated hereby, and, in order to obtain such payment, Republic commences a suit that results in a judgment against Allied for such payment, Allied shall pay to Republic its costs and expenses incurred or accrued by Republic (including reasonable attorney’s fees) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the actual date of payment.

(d) Defined Terms.  For purposes of Section 10.03(b) and Section 10.03(c), the following terms shall have the following meaning:

(i) “Acquisition Proposal” shall have the meaning set forth in Section 6.02(a), except that “50%” shall be substituted for “20%” in the definition thereof.

(ii) “Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $50 million in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the filing of any required notices under applicable Antitrust Laws or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

(iii) “Termination Fee” means $200 million.

(e) For the avoidance of doubt, any payment to be made by any party under Section 10.03(b) or Section 10.03(c) shall be payable only once to such other party with respect to Section 10.03(b) or Section 10.03(c) and not in duplication even though such payment may be payable under one or more provisions hereof.

Section 10.04  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term. The word “or” shall not be exclusive. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 10.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.06  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable Law.

Section 10.07  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Allied Disclosure Schedule, Republic Disclosure Schedule, all exhibits and schedules hereto, the Confidentiality Agreement and the agreement entered into as of the date hereof as contemplated by Section 7.14(a), taken together, constitute the entire agreement, and supersede all prior agreements, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof and the transactions contemplated hereby. Other than Articles II and III and Section 7.05, and Section 7.06, no provision of this Agreement is intended to confer upon any Person other than the parties any rights or remedies.

Section 10.08  Governing Law.  The Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without reference to conflicts of laws principles.

Section 10.09  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10  Enforcement.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, by statute or otherwise, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

Section 10.11  Submission to Jurisdiction.  Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters or transactions contemplated hereby shall be brought heard and determined exclusively in the Court of Chancery of the State of Delaware in Wilmington, Delaware (provided that, in the event that subject matter jurisdiction is unavailable in that court, then such litigation, proceeding or other legal action shall be brought, heard and determined exclusively in any court of competent jurisdiction located in Wilmington, Delaware, whether a state or federal court), (b) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any matters or transactions contemplated by this Agreement in any other court, (c) consents and irrevocably submits itself to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 10.11, as well as to the jurisdiction of all courts to which an appeal may be taken from such court, and to service of process upon it in accordance with the rules and statutes governing service of process, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (e) expressly waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (f) agrees, to the fullest extent permitted by Law, as a method of service to service of process in such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 10.02, (g) agrees, to the fullest extent permitted by Law, that any service made as provided herein shall be effective and binding service in every respect and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Law. Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.

Section 10.12  Acknowledgement.

(a) Each of Republic and Merger Sub acknowledges and agrees that it (i) has had an opportunity to discuss the business of Allied and the Allied Subsidiaries with the management of Allied, (ii) has had reasonable access to the books and records of Allied and the Allied Subsidiaries, including any information, documents, projections, forecasts or other materials made available to Republic and Merger Sub in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions and receive answers from officers of Allied and (iv) except for the representations and warranties contained in Article IV of this Agreement, and any certificates delivered by Allied in connection with Closing, has not relied upon or otherwise been induced by any other express or implied representation or warranty with respect to Allied or any Allied Subsidiary or the accuracy or completeness of any information provided to or made available to Republic in connection with the transactions contemplated hereunder. Neither Allied nor any other Person will have or be subject to any liability or indemnification obligation to Republic or Merger Sub or any other Person resulting from the distribution to Republic, or Republic’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Republic in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Article IV or in the corresponding section of the Allied Disclosure Schedule.

(b) Allied acknowledges and agrees that it (i) has had an opportunity to discuss the business of Republic and the Republic Subsidiaries with the management of Republic, (ii) has had reasonable access to the books and records of Republic and the Republic Subsidiaries, including any information, documents, projections, forecasts or other materials made available to Allied in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions and receive answers from officers of Republic and (iv) except for the representations and warranties contained in Article V of this Agreement, and any certificates delivered by Republic in connection with Closing, has not relied upon or otherwise been induced by any other express or implied representation or warranty with respect to Republic, Merger Sub or any Republic Subsidiary or the accuracy or completeness of any information provided to or made available to Allied in connection with the transactions contemplated hereunder. Neither Republic nor any other Person will have or be subject to any liability or indemnification obligation to Allied or any other Person resulting form the distribution to Allied, or Allied’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Allied in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Article V or in the corresponding section of the Republic Disclosure Schedule.

Section 10.13  Waiver of Jury Trial.  EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(Intentionally left blank)

IN WITNESS WHEREOF, Republic, Merger Sub and Allied have duly executed this Agreement, all as of the date first written above.

REPUBLIC SERVICES, INC.

By:	/s/ James E. O’Connor
Name:     James E. O’Connor

Title:	Chairman of the Board and
Chief Executive Officer

RS MERGER WEDGE, INC.

By:	/s/ James E. O’Connor
Name:     James E. O’Connor

Title:	President

ALLIED WASTE INDUSTRIES, INC.

By:	/s/ John J. Zillmer
Name:     John J. Zillmer

Title:	Chairman of the Board and
Chief Executive Officer

EXHIBIT A
TO
AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REPUBLIC SERVICES, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Republic Services, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following sentence at the end of Article V:

“Notwithstanding the foregoing provisions of this Article V, at all times during the Initial Continuation Period, the full and exclusive power and authority otherwise conferred on the Board to fill any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be exercised and performed by the persons comprising the Continuing Republic Committee or the Continuing Allied Committee, as set forth and as such terms are defined in Article IX of the Amended and Restated Bylaws, as the case may be.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Republic Services, Inc. has caused this Certificate to be executed by its duly authorized officer on this           day of          , 2008.

Republic Services, Inc.

By:
Name:
Office:

A-1

EXHIBIT B
TO
AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED
BYLAWS
OF
REPUBLIC SERVICES, INC.

ARTICLE I

OFFICES

Section 1.1  Registered Office.  The registered office of Republic Services, Inc., a Delaware corporation (the “Corporation”), shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.2  Offices.  The Corporation may establish or discontinue, from time to time, such other offices and places of business within or without the State of Delaware as the Board of Directors deems proper for the conduct of the Corporation’s business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1  Annual Meeting.  An annual meeting of stockholders for the purpose of electing directors and transacting such other business as may come before it shall be held at such place, within or without the State of Delaware, on such date and at such time as shall be designated by the Board of Directors or the President.

Section 2.2  Special Meetings.  Special meetings of stockholders, unless otherwise prescribed by statute, may be called by the Board of Directors or by the President. Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice.

Section 2.3  Notice of Meetings.  Written notice of each meeting of stockholders shall be given to each stockholder of record entitled to vote at the meeting at the stockholder’s address as it appears on the stock books of the Corporation. The notice shall state the time and the place of the meeting and shall be given not less than ten (10) nor more than sixty (60) days before the day of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is being called. Whenever notice is required to be given hereunder, a written waiver of notice signed by the stockholder entitled to notice, whether before or after the time stated in the notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when a person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction or any business because the meeting is not lawfully called or convened.

Section 2.4  Quorum and Adjournment.  The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote on every matter that is to be voted on, without regard to class or series, shall constitute a quorum at all meetings of the stockholders. In the absence of a quorum, the holders of a majority of the voting power of such shares of stock present in person or by proxy may adjourn such meeting, from time to time, without notice other than announcement at the meeting (unless otherwise required by law), until a quorum shall attend. At any meeting reconvened after such adjournment at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called, but only those stockholders entitled to vote at the meeting as originally called shall be entitled to vote at any reconvened meeting, unless a new record date for such meeting is fixed.

Section 2.5  Officers at Stockholders’ Meetings.  The Chairman of the Board of Directors shall preside at all meetings of stockholders. In his absence, the chairman shall be elected as the first order of business by the holders of a majority of the shares of stock in attendance and entitled to vote at the meeting.

Section 2.6  List of Stockholders Entitled to Vote.  At least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by or for the Secretary and shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. Such list shall be available for inspection at the meeting.

Section 2.7  Fixing Date for Stockholders of Record.  In order that the Corporation may identify the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be less than ten (10) days nor more than sixty (60) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or any officer or agent of the Corporation having custody of the minute books of the Corporation. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.8  Voting and Proxies.  Subject to the provisions for fixing the date for stockholders of record:

(a) Except as otherwise specified in the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of stock held by that stockholder having voting rights as to the matter being voted upon.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for that stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period.

(c) Each matter properly presented to any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or by proxy and entitled to vote on the matter.

Section 2.9  Inspectors of Election.  The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.10  Conduct of Meetings.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.11  Consent of Stockholders in Lieu of Meeting.  Any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without a prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to each stockholder who did not consent thereto in writing.

ARTICLE III

DIRECTORS

Section 3.1  Number and Term of Office.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. Subject to Section 9.2(a), the number of directors that shall constitute the whole Board shall be fixed from time to time by resolution of the stockholders or the Board of Directors and shall consist of not more than twelve (12) members. At the first annual meeting of stockholders and at each annual meeting of stockholders thereafter, the respective terms of all of the directors then serving in office shall expire at the meeting, and successors to the directors shall be elected to hold office until the next succeeding annual meeting. Existing directors may be nominated for election each year for a successive term, in the manner provided in these Amended and Restated Bylaws (the “Bylaws”). Each director shall hold office for the term for which he is elected and qualified or until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death. The Board of Directors may from time to time establish minimum qualifications for eligibility to become a director. Those qualifications may include, but shall not be limited to, a prerequisite stock ownership in the Corporation.

Section 3.2  Place of Meetings.  Meetings of the Board of Directors may be held at any place, within or without the State of Delaware, from time to time as designated by the Chairman of the Board or by the body or person calling such meeting.

Section 3.3  Annual Meetings.  As soon as practicable after each annual meeting of stockholders and without further notice, the directors elected at such meeting shall hold the annual meeting of the Board of Directors at the place at which such meeting of stockholders took place, provided a majority of the whole Board of Directors is present. If such a majority is not present, such meeting may be held at any other time or place which may be specified in a notice given in the manner provided for special meetings of the Board of Directors or in a waiver of notice thereof.

Section 3.4  Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times as may be determined by the Board of Directors. No notice shall be required for any regular meeting.

Section 3.5  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the President. Notice of any special meeting shall be mailed to each director at that director’s residence or usual place of business not later than three (3) days before the day on which the meeting is to be held, or shall be given to that director by telegraph, telecopier or other method of electronic transmission, by overnight express mail service, personally, or by telephone, not later than twenty-four (24) hours before the time of such meeting. Notice of any meeting of the Board of Directors need not be given to any director if that director signs a written waiver thereof either before or after the time stated therein. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.6  Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the Board of Directors or of such committee.

Section 3.7  Presiding Officer and Secretary at Meetings.  Each meeting of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Vice Chairman of the Board, the Chief Executive Officer or the President, in that order, and if none is present, then by such member of the Board of Directors as shall be chosen at the meeting.

Section 3.8  Quorum.  A majority of the total authorized number of directors shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present. Subject to Section 9.4 hereof, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.9  Meeting by Telephone.  Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.

Section 3.10  Compensation.  Directors shall receive such compensation and expense reimbursements for their services as directors or as members of committees as set by the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.11  Resignations.  Any director, member of a committee or officer of the Corporation may resign at any time by giving written notice thereof to the Chairman of the Board or the President. Such resignation shall be effective at the time of its receipt, unless a date certain is specified for it to take effect. Acceptance of any resignation shall not be necessary to make it effective.

Section 3.12  Removal of Directors.  No director may be removed without cause before the expiration of his or her term of office except by vote of the stockholders at a meeting called for such a purpose.

Section 3.13  Filling of Vacancies.  Except as otherwise provided in Article IX, in case of a vacancy created by an increase in the number of directors or any vacancy created by death, removal, or resignation, the vacancy or vacancies may be filled either (a) by the Board of Directors, or (b) by the stockholders. In the case of a director appointed to fill a vacancy created by an increase in the number of directors, the director so appointed shall hold office for the term to which his predecessor was elected or until his successor is elected. In the case of a director appointed to fill a vacancy created by the death, removal or resignation of a director, the newly appointed director shall hold office for the term to which his predecessor was elected or until his successor is elected.

ARTICLE IV

COMMITTEES

Subject to the provisions of Article IX, the Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each such committee to consist of one or more directors of the Corporation. Subject to Section 9.3(a), in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in such resolution or resolutions and to the extent permitted by law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the state of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing the Bylaws of the Corporation.

ARTICLE V

THE OFFICERS

Section 5.1  Designation.  The Corporation shall have such officers with such titles and duties as set forth in these Bylaws or in a resolution of the Board of Directors adopted on or after the effective date of these Bylaws.

Section 5.2  Election and Qualification.  The officers of the Corporation shall be elected by the Board of Directors and, if specifically determined by the Board of Directors, may consist of a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Board of Directors may deem advisable. None of the officers of the Corporation need be directors.

Section 5.3  Term of Office.  Officers shall be chosen in such manner and shall hold their office for such term as determined by the Board of Directors. Each officer shall hold office from the time of his or her election and qualification to the time at which his or her successor is elected and qualified, or until his or her earlier resignation, removal or death.

Section 5.4  Resignation.  Any officer of the Corporation may resign at any time by giving written notice of such resignation to the Chairman of the Board of Directors or to the President. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Chairman of the Board of Directors or the President. The acceptance of such resignation shall not be necessary to make it effective.

Section 5.5  Removal.  Any officer may be removed at any time, with or without cause, by the Board of Directors.

Section 5.6  Compensation.  The compensation of each officer shall be determined by the Board of Directors.

Section 5.7  The Chairman and the Vice Chairman of the Board of Directors.  Unless otherwise specifically determined by resolution by the Board of Directors, the Chairman of the Board and the Vice Chairman of the Board shall be officers of the Corporation. The Chairman of the Board shall, subject to the direction and oversight of the Board, oversee the business plans and policies of the Corporation, and shall oversee the implementation of those business plans and policies. The Chairman shall report to the Board, shall preside at meetings of the Board of Directors and of its Executive Committee, and shall have general authority to execute bonds, deeds and contracts in the name of and on behalf of the Corporation. In the absence or disability of the Chairman, the Vice Chairman shall be vested with and shall perform all powers and duties of the Chairman.

Section 5.8  Chief Executive Officer.  The Chief Executive Officer shall, subject to the direction of the Board, establish and implement the business plans, policies and procedures of the Corporation. The Chief Executive Officer shall report to the Chairman of the Board, shall preside over meetings of the Board in the absence of the Chairman or Vice Chairman of the Board, and shall have general authority to execute bonds, deeds and contracts in the name of and on behalf of the Corporation and in general to exercise all the powers generally appertaining to the Chief Executive Officer of a corporation.

Section 5.9  President, Chief Operating Officer and Chief Financial Officer.  The President, the Chief Operating Officer and the Chief Financial Officer shall have such duties as shall be assigned to each from time to time by the Chairman of the Board, the Chief Executive Officer and by the Board. During the absence of the Chairman of the Board or the Vice Chairman of the Board or during their inability to act, the President shall exercise the powers and shall perform the duties of the Chairman of the Board, subject to the direction of the Board of Directors.

Section 5.10  Vice President.  Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

Section 5.11  Secretary.  The Secretary shall attend meetings of the Board of Directors and stockholders and record votes and minutes of such proceedings, subject to the direction of the Chairman; assist in issuing calls for meetings of stockholders and directors; keep the seal of the Corporation and affix it to such instruments as may be required from time to time; keep the stock transfer books and other books and records of the Corporation; act as stock transfer agent for the Corporation; attest the Corporation’s execution of instruments when requested and appropriate; make such reports to the Board of Directors as are properly requested; and perform such other duties incident to the office of Secretary and those that may be otherwise assigned to the Secretary from time to time by the President or the Chairman of the Board of Directors.

Section 5.12  Treasurer.  The Treasurer shall have custody of all corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit or disburse all moneys and other property in the name and to the credit of the Corporation as may be designated by the President or the Board of Directors. The Treasurer shall render to the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform other duties incident to the office of Treasurer as the President or the Board of Directors shall from time to time designate.

Section 5.13  Other Officers.  Each other officer of the Corporation shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

ARTICLE VI

CERTIFICATES OF STOCK, TRANSFER OF STOCK
AND REGISTERED STOCKHOLDERS

Section 6.1  Stock Certificates.  The interest of each holder of stock of the Corporation shall be evidenced by a certificate or certificates signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation certifying the number of shares owned by the holder thereof in the Corporation. Any of or all of the signatures on the certificate may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issuance.

Section 6.2  Classes/Series of Stock.  The Corporation may issue one or more classes of stock or one or more series of stock within any class thereof, as stated and expressed in the Certificate of Incorporation or of any amendment thereto, any or all of which classes may be stock with par value or stock without par value. The powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, in accordance with the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 6.3  Transfer of Stock.  Subject to the transfer restrictions permitted by Section 202 of the General Corporation Law of the State of Delaware and to stop transfer orders directed in good faith by the Corporation to any transfer agent to prevent possible violations of federal or state securities laws, rules or regulations, the shares of stock of the Corporation shall be transferable upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other persons as the directors may designate, by whom they shall be cancelled, and new certificates shall be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

Section 6.4  Holders of Record.  Prior to due presentment for registration of transfer, the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice of the contrary.

Section 6.5  Lost, Stolen, Destroyed or Mutilated Certificates.  A new certificate of stock may be issued to replace a certificate theretofore issued by the Corporation, alleged to have been lost, stolen, destroyed or mutilated, and the Board of Directors or the President may require the owner of the lost or destroyed certificate or his or her legal representatives, to give such sum as they may direct to indemnify the Corporation against any expense or loss it may incur on account of the alleged loss of any such certificate.

Section 6.6  Dividends.  Subject to the provisions of the Certificate of Incorporation and applicable law, the directors may, out of funds legally available therefor at any annual, regular, or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Dividends may be paid in cash, in property, or in shares of stock of the Corporation. Before declaring any dividends there may be set apart out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time in their discretion deem proper working capital to serve as a reserve fund to meet contingencies or as equalizing dividends or for such other purposes as the directors shall deem in the best interest of the Corporation.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Fiscal Year.  The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.2  Corporate Seal.  The corporate seal shall be in such form as the Board of Directors may from time to time prescribe and the same may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.3  Severability.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the remaining provisions hereof.

ARTICLE VIII

AMENDMENT OF BYLAWS

Subject to Section 9.4, these Bylaws may be made, altered, or repealed, or new bylaws may be adopted by the stockholders or the Board of Directors.

ARTICLE IX

CONTINUATION PERIOD MATTERS

Section 9.1  General.  The provisions of this Article IX are intended to reflect certain matters referred to in that certain Agreement and Plan of Merger, dated as of June 22, 2008 (the “Merger Agreement”), among the Corporation, RS Merger Wedge, Inc., a Delaware corporation, and Allied Waste Industries, Inc., a Delaware corporation (“Allied”). The provisions in this Article IX shall apply during the Continuation Period (as defined below) notwithstanding any other provision in these Bylaws. In the event of any conflict between the provisions of this Article IX and any other provision of these Bylaws, the provisions of this Article IX shall control.

Section 9.2  Board of Directors.

(a) During the Continuation Period, the Board of Directors shall consist of eleven members, and it shall be a director qualification that (i) one such director shall also be the Chief Executive Officer of the Corporation, (ii) five (5) such directors shall be Continuing Republic Directors (as defined below), and (iii) five (5) such directors shall be Continuing Allied Directors (as defined below).

(b) During the Continuation Period, the Corporation shall have the following committees of the Board of Directors: (1) the Continuing Republic Committee consisting of only the Continuing Republic Directors and (2) the Continuing Allied Committee consisting of only the Continuing Allied Directors.

(c) In connection with each meeting of the stockholders during the Continuation Period at which directors are to be elected, (i) the Continuing Allied Committee shall have the exclusive authority to nominate as directors, on behalf of the Corporation, the Board of Directors or any committee thereof, a number of persons for election as directors of the Corporation equal to the number of Continuing Allied Directors to be elected thereat, and (ii) the Continuing Republic Committee shall have the exclusive authority to nominate as directors, on behalf of the Corporation, the Board of Directors or any committee thereof, a number of persons for election as directors of the Corporation equal to the number of Continuing Republic Directors to be elected thereat. It shall be a director qualification that any person nominated or appointed pursuant to this Section 9.2(c) or Section 9.2(d) shall be “independent” of the Corporation for purposes of the rules of the New York Stock Exchange (the “NYSE”) (as determined by a majority of the persons making the nomination or appointment).

(d) During the Initial Continuation Period, (i) if any Continuing Allied Director is removed from the Board of Directors, becomes disqualified, resigns, retires, dies or otherwise cannot or will not continue to serve as a member of the Board of Directors, such vacancy shall only be filled by the Continuing Allied Committee, and (ii) if any Continuing Republic Director is removed from the Board of Directors, becomes disqualified, resigns, retires, dies, or otherwise cannot or will not continue to serve as a member of the Board of Directors, such vacancy shall only be filled by the Continuing Republic Committee.

Section 9.3  Committees of the Board of Directors.  Except as otherwise provided in Section 9.2(b), at all times during the Continuation Period:

(a) The membership of each committee of the Board of Directors shall consist of five members of the Board of Directors, with two of such members being Continuing Allied Directors and three of such members being Continuing Republic Directors, and the initial chairman of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board of Directors at the Effective Time shall be, in each case, the Continuing Republic Director who was the chairman of such committee immediately prior to the Effective Time. Each Continuing Allied Director and Continuing Republic Director serving on the Audit Committee, the Nominating and Corporate Governance Committee or the Compensation Committee of the Board of

Directors shall qualify as an independent director under the applicable listing standards of the NYSE and, as applicable, the rules of the Securities and Exchange Commission.

(b) The Continuing Allied Committee shall have the exclusive right to propose Continuing Allied Directors to serve on any committee of the Board of Directors, and the Continuing Republic Committee shall have the exclusive right to propose Continuing Republic Directors to serve on any committee of the Board of Directors.

Section 9.4  Amendments.  At all times during the Continuation Period, the Board of Directors may amend or alter, or adopt any provision inconsistent with, or repeal (or take any action in furtherance of any of the foregoing), in whole or in part, any provision of Article IX of these Bylaws, only upon the affirmative vote of directors constituting at least the Required Number of members of the Board of Directors. Notwithstanding Section 2.9(a), after the Initial Continuation Period the size of the Board of Directors may be increased by the affirmative vote of a majority of the Board of Directors. The Required Number is seven, provided, however, that if, after the Initial Continuation Period, the size of the Board of Directors is increased, the Required Number shall be increased by one for each additional Board of Directors position created.

Section 9.5  Definitions.  As used in this Article IX, the following terms shall have the following meanings:

(a) “Continuation Period” means the period commencing with the Effective Time (as defined in the Merger Agreement) until the close of business on the day immediately prior to the third annual meeting of stockholders of the Corporation held after the Effective Time.

(b) “Continuing Allied Director” means any member of the board of directors of Allied prior to the Effective Time who is determined by the board of directors of Allied to be “independent” of Allied and the Corporation under the rules of the NYSE and who is designated in writing by Allied, pursuant to Section 7.14(b) of the Merger Agreement, to be a member of the Board of Directors as of the Effective Time (or, as provided in the Merger Agreement, the business day after the date on which the Effective Time occurs), and any person who is subsequently nominated or appointed to be a member of the Board of Directors in accordance with the provisions of this Article IX by the Continuing Allied Committee.

(c) “Continuing Republic Director” means any member of the Board of Directors prior to the Effective Time who is determined by the Board of Directors to be “independent” of the Corporation under the rules of the NYSE and who is designated in writing by the Corporation, pursuant to Section 7.14(b) of the Merger Agreement, to be a member of the Board of Directors as of the Effective Time, and any person who is subsequently nominated or appointed to be a member of the Board of Directors in accordance with the provisions of this Article IX by the Continuing Republic Committee.

(d) “Initial Continuation Period” means the period commencing with the Effective Time (as defined in the Merger Agreement) until the close of business on the day immediately prior to the second annual meeting of stockholders of the Corporation held after the Effective Time.